                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                 SCHEDULE 14A

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                              (Amendment No.    )

Filed by the Registrant [X]  Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[_] Confidential, for Use of the Commission Only (as permitted by Rule)
    14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-12

                                   AT&T Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

   (1) Title of each class of securities to which transaction applies:

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   (2) Aggregate number of securities to which transaction applies:

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       pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   (1) Amount Previously Paid:

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

[LOGO]

[front cover]


[AT&T LOGO]


                                             2007
                                             NOTICE OF
                                             ANNUAL MEETING &
                                             PROXY STATEMENT

                                             AT&T INC.

[LOGO]

                                   Notice of
                        Annual Meeting of Stockholders

    The 2007 Annual Meeting of Stockholders of AT&T Inc., formerly known as SBC Communications Inc., a Delaware corporation, will be held at 9:00 a.m. Central time on Friday, April 27, 2007, at the Alzafar Shrine Temple, 901 North Loop 1604 West, San Antonio, Texas. The items of business are:

    .   Election of 17 Directors
    . Ratification of the appointment of Ernst & Young LLP as independent auditors of AT&T Inc. for 2007
    .   Approval of the AT&T Severance Policy
    . Such other matters, including certain stockholder proposals if submitted, as may properly come before the meeting.

    Holders of AT&T Inc. common stock of record at the close of business on February 28, 2007, are entitled to vote at the meeting and any adjournment of the meeting. A list of these stockholders will be available for inspection during business hours from April 12 through April 26, 2007, at 175 E. Houston, San Antonio, Texas, and will also be available at the Annual Meeting.

    By Order of the Board of Directors.

                                          /s/ Ann Effinger Meuleman
                                          Ann Effinger Meuleman
                                          Senior Vice President and Secretary
                                          March 22, 2007

                               IMPORTANT NOTICE

     If you do not plan to attend the Annual Meeting to vote your shares, please complete, date, sign and promptly mail the enclosed proxy card in the return envelope provided. No postage is necessary if mailed in the United States. Stockholders of record may also give their proxy by telephone or through the Internet in accordance with the instructions accompanying the proxy card. Any person giving a proxy has the power to revoke it at any time, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

                                PROXY STATEMENT

                                                                               Page
                                                                               ----
Board of Directors............................................................   3
    Board Committees..........................................................   4
    Independence of Directors.................................................   5
    Compensation of Directors.................................................   6
        Director Compensation Table...........................................   8
    Related Person Transactions...............................................   9
Common Stock Ownership........................................................  10
    Certain Beneficial Owners.................................................  10
    Directors and Officers....................................................  10
        Beneficial Ownership Table............................................  11
Matters To Be Voted Upon......................................................  12
    Voting....................................................................  12
    Election of Directors.....................................................  13
    Ratification of Appointment of Ernst & Young LLP as Independent Auditors..  17
    Approval of the AT&T Severance Policy.....................................  17
    Stockholder Proposals.....................................................  19
Audit Committee...............................................................  28
    Report of the Audit Committee.............................................  28
    Principal Accountant Fees and Services....................................  29
Compensation Committee........................................................  30
Compensation Discussion and Analysis..........................................  32
Compensation Committee Report.................................................  39
Compensation Tables...........................................................  42
    Summary Compensation Table................................................  42
    Grants of Plan-Based Awards Table.........................................  44
        Narrative Disclosure to Summary Compensation Table
        and Grants of Plan-Based Awards Table.................................  45
    Outstanding Equity Awards at December 31, 2006 Table......................  50
    Option Exercises and Stock Vested Table...................................  55
    Pension Benefits Table....................................................  56
    Nonqualified Deferred Compensation Table..................................  60
    Potential Payments upon Termination or Change in Control..................  62
Section 16(a) Beneficial Ownership Reporting Compliance.......................  64
Other Business................................................................  64



    Your vote is important. Please sign, date and return your proxy card or submit your proxy and/or voting instructions by telephone or through the Internet promptly so that a quorum may be represented at the meeting.

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PROXY STATEMENT

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AT&T Inc. ("AT&T," the "Company," or "we") for use at the 2007 Annual Meeting of Stockholders of AT&T. The meeting will be held:

    9:00 a.m. Central time on Friday, April 27, 2007
    Alzafar Shrine Temple
    901 North Loop 1604 West
    San Antonio, Texas

    The purposes of the meeting are set forth in the Notice of Annual Meeting of Stockholders (preceding the table of contents). This Proxy Statement and the accompanying proxy card are being mailed beginning March 22, 2007, to stockholders who were record holders of AT&T's common stock, $1.00 par value per share, at the close of business on February 28, 2007. Each share entitles the registered holder to one vote. As of January 31, 2007, there were 6,244,142,361 shares of AT&T common stock outstanding.

    All shares represented by proxies will be voted by one or more of the persons designated on the enclosed proxy card in accordance with the stockholders' directions. If the proxy card is signed and returned without specific directions with respect to the matters to be acted upon, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder giving a proxy may revoke it at any time before the proxy is voted at the meeting by giving written notice of revocation to the Senior Vice President and Secretary of AT&T, by submitting a later-dated proxy, or by attending the meeting and voting in person. The Chairman of the Board and Chief Executive Officer will announce the closing of the polls during the Annual Meeting. Proxies must be received before the closing of the polls in order to be counted.

    Instead of submitting a signed proxy card, stockholders may submit their proxies by telephone or through the Internet using the instructions accompanying the proxy card. Telephone and Internet proxies must be used in conjunction with, and will be subject to, the information and terms contained on the proxy card. Similar procedures may also be available to stockholders who hold their shares through a broker, nominee, fiduciary or other custodian.

    The proxy card, or a proxy submitted by telephone or through the Internet, will also serve as voting instructions to the plan administrator or trustee for any shares held on behalf of a participant under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, the Tax Reduction Act Stock Ownership Plan sponsored by The Southern New England Telephone Company, the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings and Profit Sharing Plan, the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Employee Stock Ownership Plan, the Cingular Wireless 401(k) Savings Plan, the BellSouth Savings and Security Plan and the BellSouth Retirement Savings Plan. Shares in each of the above employee benefit plans for which voting instructions are not received, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each plan. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 24, 2007.

    In addition, the proxy card or a proxy submitted by telephone or through the Internet will constitute voting instructions to the plan administrator under The DirectSERVICE Investment Program sponsored and administered by Computershare Trust Company, N.A. (AT&T's transfer agent) for shares held on behalf of plan participants.

    If a stockholder participates in these plans and/or maintains stockholder accounts under more than one name (including minor differences in registration, such as with or without a middle initial), the stockholder may receive more than one set of proxy materials. To ensure that all shares are voted, please sign and return every proxy card received or submit a proxy by telephone or through the Internet for each proxy card.

    Only one annual report and one Proxy Statement are being delivered to multiple stockholders sharing an address, unless AT&T has received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the Proxy Statement by writing the transfer agent at: Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078, or by calling (800) 351-7221.
Stockholders calling from outside the United States may call (781) 575-4729. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the Proxy Statement may write or call the transfer agent at the above address or phone numbers to request a change.

    A stockholder may designate a person or persons other than those persons designated on the proxy card to act as the stockholder's proxy by striking out the name(s) appearing on the enclosed proxy card, inserting the name(s) of another person(s) and delivering the signed card to that person(s). The person(s) designated by the stockholder must present the signed proxy card at the meeting in order for the shares to be voted.

    Where the stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder's requirements in order to ensure the shares are properly voted.

    The cost of soliciting proxies will be borne by AT&T. Officers, agents and employees of AT&T and its subsidiaries and other solicitors retained by AT&T may, by letter, by telephone or in person, make additional requests for the return of proxies and may receive proxies on behalf of AT&T. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares and will be reimbursed for their expenses. AT&T has retained D. F. King & Co., Inc. to aid in the solicitation of proxies at a fee of $16,000, plus expenses.

    Stockholders who together represent 40% of the common stock outstanding and are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the meeting. A list of eligible voters will be available at the Annual Meeting.

    If you plan to attend the meeting in person, please bring the admission ticket (which is attached to the proxy card) to the Annual Meeting. If you do not have an admission ticket, you will be admitted upon presentation of identification at the door.

    AT&T's executive offices are located at 175 E. Houston, San Antonio, Texas 78205.

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Board of Directors

    The Board of Directors is responsible for our management and direction and for establishing broad corporate policies. In addition, the Board of Directors and various committees of the Board regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board and Chief Executive Officer as well as reports by experts and other advisors. Corporate review sessions are also offered to Directors to help familiarize them with our businesses, technology, and operations. Members of the Board are encouraged to attend Board meetings in person, unless the meeting is held by teleconference. The Board held 11 meetings in 2006. All of the Directors attended at least 75% of the total number of meetings of the Board and Committees on which each served. Directors are also expected to attend the Annual Meeting of Stockholders. All of the Directors were present at the 2006 Annual Meeting.

    At least four times a year, the non-employee members of the Board of Directors meet in executive session, i.e., without employee Directors or management personnel present. John B. McCoy has been appointed the Lead Director to preside over these meetings for 2007. Responsibilities of the Lead Director include:

    . Preparing the agenda for the executive session with the non-management Directors;

    .   Presiding over each session of the non-management Directors;

    . Acting as the principal liaison between the non-management Directors and the Chairman and Chief Executive Officer and coordinating the activities of the non-management Directors when acting as a group; and

    . Advising the Chairman and Chief Executive Officer as to the quality, quantity and timeliness of the flow of information from management.

    Interested persons may contact the Lead Director or the nonemployee Directors by sending written comments through the Office of the Secretary of AT&T Inc. The Office will either forward the original materials as addressed or provide Directors with summaries of the submissions, with the originals available for review at the Directors' request.

    Under our Bylaws, the Board of Directors has the authority to determine the size of the Board and to fill vacancies. Currently, the Board comprises 20 Directors, two of whom are executive officers of AT&T. We have included biographical information about each Director on pages 13-17. Holdings of AT&T common stock by AT&T Directors are shown on the table on page 11.

    The Corporate Governance and Nominating Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in our Corporate Governance Guidelines to serve as members of the Board. The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties. The Committee is not limited to any specific process in identifying candidates and will consider candidates whom stockholders suggest. Candidates are recommended to the Board after consultation with the Chairman of the Board. In recommending Board candidates, the Committee considers a candidate's:

    . general understanding of elements relevant to the success of a large publicly traded company in the current business environment
    .   understanding of our business, and
    .   educational and professional background.

    The Committee also gives consideration to a candidate's judgment, competence, anticipated participation in Board activities, experience, geographic location and special talents or personal attributes. Stockholders who wish to suggest qualified candidates should write to the Senior Vice President and Secretary, AT&T Inc., 175 E. Houston, San Antonio, Texas 78205, stating in detail the qualifications of the persons proposed for consideration by the Committee.

    In March 2006, AT&T Inc. entered into an agreement to acquire BellSouth Corporation, which was completed in December 2006. Pursuant to the terms of the agreement, AT&T Inc. increased the size of the Board to 20 members and upon recommendation of the Corporate Governance and Nominating Committee elected the following persons to the Board: Reuben V. Anderson, James H. Blanchard, and James P. Kelly, each of whom were formerly Directors of BellSouth Corporation. Their terms end at the 2007 Annual Meeting of Stockholders.

    The Board of Directors has nominated the 17 persons listed in this Proxy Statement, beginning on page 13, for election as Directors. Each of the nominees is an incumbent Director of AT&T recommended for re-election by the Corporate Governance and Nominating Committee. Under AT&T's Corporate Governance Guidelines, a Director will not be nominated for re-election if the Director has reached age 72. Accordingly, Martin K. Eby, Jr., James A. Henderson, and S. Donley Ritchey will not be standing for re-election at the 2007 Annual Meeting, and the Board has voted to reduce its size to 17 Directors immediately before the meeting. There are no vacancies on the Board.

..    Board Committees

    From time to time the Board establishes permanent standing committees and temporary special committees to assist the Board in carrying out its responsibilities. The Board has established seven standing committees of Directors, the principal responsibilities of which are described below. The charters for each of these committees may be found on our web site at www.att.com. The biographical information included later in this Proxy Statement identifies committee memberships held by each Director.

Audit Committee--The Committee met 12 times in 2006. It consists of six nonemployee Directors. The Audit Committee oversees the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of the internal audit function and independent auditors, and our compliance with legal and regulatory matters. The Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. The independent auditing firm examines the accounting records of AT&T and its subsidiaries.

Corporate Development Committee--The Committee met two times in 2006. It consists of six nonemployee Directors and one employee Director. The Committee reviews mergers, acquisitions, dispositions and similar transactions.

Corporate Governance and Nominating Committee--The Committee met five times in 2006. It consists of six nonemployee Directors. The Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders, or to be appointed by the Board of Directors to fill vacancies, consistent with the criteria approved by the Board, and recommending committee assignments and the appointment of the Lead Director. In addition, the Committee periodically assesses AT&T's Corporate Governance Guidelines and makes recommendations to the Board for amendments and also recommends to the Board the compensation of Directors. Finally, the Committee takes a leadership role in shaping corporate governance and oversees an annual evaluation of the Board.

Executive Committee--The Committee did not meet in 2006. It consists of six nonemployee Directors, each of whom is the chairperson of a standing committee, and the Chairman of the Board. The Committee assists the Board by acting upon matters when the Board is not in session. The Committee has the full power and authority of the Board to the extent permitted by law, including the power and authority to declare a dividend or to authorize the issuance of common stock.

Finance/Pension Committee--The Committee met four times in 2006. It consists of six nonemployee Directors and one employee Director. The Committee assists the Board in its oversight of our finances, including recommending the payment of dividends and reviewing the management of our debt and investment of our cash reserves.

Human Resources Committee--The Committee met six times in 2006. It consists of five nonemployee Directors. The Committee oversees the management of human resources activities of AT&T, including the design of employee benefit plans. The Committee is also responsible for establishing the compensation of the Chief Executive Officer and other officers, as determined by the Committee.

Public Policy and Environmental Affairs Committee--The Committee met three times in 2006. It consists of seven nonemployee Directors. The Committee assists the Board in its oversight of corporate policies, including legislative and environmental matters.

..    Independence of Directors

    The New York Stock Exchange ("NYSE") prescribes independence standards for companies listed on the NYSE, including us. These standards require a majority of the Board to be independent. They also require every member of the Audit Committee, Human Resources Committee, and Corporate Governance and Nominating Committee to be independent. A Director is considered independent only if the Board of Directors "affirmatively determines that the Director has no material relationship with the listed company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company)." In addition, the Board of Directors has adopted certain additional standards for determining the independence of its members. In accordance with the following standards of the NYSE, a Director is not independent if:

    . The Director is, or has been within the last three years, an employee of AT&T, or an immediate family member is, or has been within the last three years, an executive officer of AT&T;

    . The Director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from AT&T, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided the compensation is not contingent in any way on continued service);

    . (a) The Director or an immediate family member is a current partner of a firm that is our internal or external auditor; (b) the Director is a current employee of such a firm; (c) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (d) The Director or an immediate family member was within the last three years (but is no longer) a partner or an employee of such a firm and personally worked on our audit within that time period;

    . The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or

    . The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, is more than the greater of $1 million, or 2% of such other company's consolidated gross revenues.

    Additional standards for determining independence of Directors have been established by our Board and are set forth in our Corporate Governance Guidelines, which can be found on our web site at www.att.com. These additional standards are:

    . A Director who owns, together with any ownership interests held by members of the Director's immediate family, 10% of another company that makes payments to or receives payments from us (together with our consolidated subsidiaries) for property or services in an amount which, in any single fiscal year, is more than the greater of $1 million or 2% of such other company's consolidated gross revenues, is not independent until three years after falling below such threshold; or

    . A Director who is, or whose immediate family member is, a director, trustee or officer of a charitable organization, or holds a similar position with such an organization, and we (together with our consolidated subsidiaries) make contributions to the charitable organization in an amount which exceeds, in any single fiscal year, the greater of $1 million per year or at least 5% of such organization's consolidated gross revenues, is not independent until three years after falling below such threshold.

    The Board of Directors, using these standards for determining the independence of its members, has determined that the following Directors are independent: William F. Aldinger III, Gilbert F. Amelio, Reuben V. Anderson, James H. Blanchard, August A. Busch III, Martin K. Eby, Jr., James A. Henderson, James P. Kelly, Charles F. Knight, Jon C. Madonna, Lynn M. Martin, John B. McCoy, Mary S. Metz, Toni Rembe, S. Donley Ritchey, Joyce M. Roche, Laura D'Andrea Tyson and Patricia P. Upton. In addition, the Board has determined that every member of the Audit Committee, the Human Resources Committee and the Corporate Governance and Nominating Committee is independent.

..    Compensation of Directors

    The compensation of Directors is determined by the Board in conjunction with recommendations made by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is composed entirely of independent Directors. None of our employees serve on this Committee. The Committee's current members are August A. Busch III (Chairman), James P. Kelly, John B. McCoy, Mary S. Metz, S. Donley Ritchey, and Joyce M. Roche. Under its charter (available on our web site at www.att.com), the Committee periodically, and at least every two years, reviews the compensation and benefits provided to Directors for their service, and makes recommendations to the Board for changes. This includes not only Director retainers and fees, but also Director compensation and benefit plans.

    The Committee's charter authorizes the Committee to employ independent compensation and other consultants to assist in fulfilling its duties. The Committee may also form and delegate authority to subcommittees. From time to time, the Committee engages CCA Strategies LLC, an employee benefits and compensation consulting firm (which also acts as a consultant to the Human Resources Committee on executive compensation matters), to provide the Committee with information regarding director compensation paid by companies principally in the Fortune 50, Fortune 100 and a special comparator group used by the Human Resources Committee. In reviewing Director compensation, the Committee may request CCA Strategies to provide a study of director compensation disclosed in proxy statements of companies in the comparison groups. After reviewing the study, the Committee may make recommendations to the Board for modifying the compensation of Directors. In addition, from time to time, the Chief Executive Officer may make recommendations to the Committee or the Board about types and amounts of appropriate compensation and benefits for directors.

    Directors who are also ours or our subsidiaries' employees receive no separate compensation for serving as Directors or as members of Board committees. Directors who are not ours or our subsidiaries' employees currently receive an annual retainer of $85,000 and $2,000 for each Board meeting or review session attended. Committee members receive $1,700 for each committee meeting attended, except that members of the Audit and Human Resources Committees receive $2,000 for each meeting attended in person. The Chairperson of each committee receives an additional annual retainer of $5,000, except for the Chairpersons of the Audit and Human Resources Committees, each of whom receives an additional annual retainer of $20,000. The Lead Director also receives an additional annual retainer of $20,000.

    Directors may choose to take their retainer in the form of our common stock or cash. Directors may also choose to defer the receipt of their fees and all or part of their retainers into either deferred stock units or into a cash deferral account. Each deferred stock unit is equivalent to a share of common stock and earns dividend equivalents in the form of additional deferred stock units. Directors purchase deferred stock units at the fair market value of AT&T common stock. Deferred stock units are converted to common stock and paid out as chosen by the Director in up to 15 annual installments after the Director ceases service with the Board.

    Deferrals into the cash deferral account earn interest during the calendar year at a rate equal to the Moody's Long-Term Corporate Bond Yield Average for September of the preceding year ("Moody's Rate"). This interest rate roughly approximates the market interest rate used by the Securities and Exchange Commission ("SEC") for disclosure purposes. Amounts earned above the SEC interest rate are included in the Director Compensation table on page 8 under the heading "Non-qualified Deferred Compensation Earnings." Directors may annually choose to convert their Cash Deferral Accounts into deferred stock units at the fair market value of our stock at the time of the conversion.

    Each Director also receives an annual award of deferred stock units equal in value to one and one-half times the base annual retainer. Each nonemployee Director who joined the Board after November 21, 1997, and before September 24, 2004, receives an additional annual grant of deferred stock units equal to $13,000, limited to 10 annual grants.

    AT&T does not offer nonemployee Directors a retirement plan or pension. However, Directors who joined the Board before 1997 have vested rights in a former pension plan that we no longer offer. Only benefits that have already vested are payable under the plan. Each Director who is vested in the former pension plan, upon retirement, will receive annually 10% of the annual retainer in effect at the time of his or her retirement multiplied by the number of years of service, not to exceed 10 years. The payments will continue for the life of the Director. If the Director dies before receiving 10 years of payments, the Director's beneficiaries will receive the payments for the remainder of the 10-year period.

    Upon our acquisition of Pacific Telesis Group ("PTG") on April 1, 1997, certain of the former PTG Directors joined our Board. These Directors were allowed to continue their prior deferrals of PTG retainers and fees made before they joined the AT&T Board at the PTG rates. Under the PTG plans, deferrals earn a rate of interest equal to Moody's Rate plus 4% for deferrals from 1985 through 1992, Moody's Rate plus 2% for deferrals from 1993 through 1995, and the 10-year Treasury Note average for the month of September for the prior year plus 2% for deferrals after 1995.

    Similarly, upon our acquisition of BellSouth Corporation on December 29, 2006, certain of the former BellSouth Directors joined our Board. These Directors had previously made cash and stock based deferrals under plans offered by BellSouth. These deferrals pay out in accordance with the choices of the Directors. Cash deferrals earn a rate of interest equal to Moody's Monthly Average of Yields of Aa Corporate Bonds for the previous July, while earnings on deferrals in the form of stock units are reinvested in additional deferred stock units at the fair market value of the underlying stock.

--------------------------------------------------------------------------------
                             Director Compensation
--------------------------------------------------------------------------------

                                                         Change in
                                                       Pension Value
                                                         and Non-
                            Fees                         qualified
                          Earned or                      Deferred          All
                           Paid in         Stock       Compensation       Other
       Director          Cash /(1)/   Awards/ (2) (3)/ Earnings/ (4)/  Compensation  Total
--------------------------------------------------------------------------------------------
William F. Aldinger III $133,633/(5)/    $ 97,500        $      0         $3,458    $234,591
Gilbert F. Amelio        129,600           97,500             984/(6)/     2,323     230,407
Reuben V. Anderson         7,083                0               0              0       7,083
James H. Blanchard         7,083                0               0              0       7,083
August A. Busch III      118,400           97,500         214,680          6,323     436,903
Martin K. Eby, Jr.       129,600           97,500         165,332          4,643     397,075
James A. Henderson       142,666          110,500               0          3,747     256,913
James P. Kelly             7,083                0               0              0       7,083
Charles F. Knight        114,200           97,500         183,721          3,024     398,445
Jon C. Madonna           133,633/(5)/      97,500               0            821     231,954
Lynn M. Martin           109,200          110,500               0          2,525     222,225
John B. McCoy            119,300          110,500               0          6,153     235,953
Mary S. Metz             112,600           97,500           5,424/(6)/     5,172     220,696
Toni Rembe               110,833           97,500             423/(6)/     2,207     210,963
S. Donley Ritchey        145,400           97,500          10,933/(6)/     2,865     256,698
Joyce M. Roche           112,600          110,500              55          2,435     225,590
Laura D'Andrea Tyson     107,200          110,500             560          3,139     221,399
Patricia P. Upton        116,800           97,500         215,181          3,614     433,095

--------------------------------------------------------------------------------

1. The following table shows the number of deferred stock units purchased in 2006 by each Director with deferrals of their retainers and fees. Each year, Directors may elect to make monthly purchases, during the following calendar year, of deferred stock units at the fair market value of our stock at the time of the purchase.

          -----------------------------------------------------------
                                Deferred                   Deferred
                Director       Stock Units    Director    Stock Units
          -----------------------------------------------------------
           Gilbert F. Amelio      1,288    John B. McCoy     4,087
           August A. Busch III    4,072    Mary S. Metz      1,288
           James A. Henderson     1,728    Toni Rembe        2,425
           Charles F. Knight      3,895    Joyce M. Roche    2,575
          -----------------------------------------------------------

2. The stock unit grants were vested at issuance and valued using Statement of Financial Accounting Standard ("FAS") 123R, which also represents the grant date value.

3. Each of Mr. Aldinger and Mr. Madonna hold 4,070 outstanding restricted stock units which were received while they were serving on the Board of Directors of AT&T Corp., before its acquisition by AT&T Inc. (then known as SBC Communications Inc.). Pursuant to the acquisition agreement, these restricted stock units were converted into AT&T Inc. units. The units vest 50% in 2007 and 25% in each of 2008 and 2009. At vesting of the units, each unit is converted into a share of AT&T Inc. stock. Termination of service on the Board before vesting of these units will result in forfeiture of the units. Mr. Madonna was also issued options by AT&T Corp., which were converted into options to acquire 2,496 shares of AT&T Inc. common stock. Similarly, Mr. Anderson, Mr. Blanchard, and Mr. Kelly hold 61,210 options, 79,055 options, and 41,099 options, respectively, that were originally granted by BellSouth Corporation while they served on the BellSouth Board before its 2006 acquisition by AT&T Inc.

4. The amounts shown for Mr. Busch, Mr. Eby, Mr. Knight and Ms. Upton represent the total change in the actuarial present value of these Directors' pensions during 2006. This resulted from an increase in the annual retainer from $65,000 to $85,000 during 2006. (The pension plan was discontinued for new Directors joining the Board in 1997 and later.) Amounts shown for all other Directors represent the difference between market interest rates determined pursuant to SEC rules and actual rates used to determine earnings on deferred compensation.

5. Includes fees earned in 2006, along with $10,833 earned in 2005 that were paid in 2006.

6. Includes amounts deferred under Pacific Telesis Group plans before that company's acquisition by AT&T Inc.

..    Related Person Transactions

    Under the rules of the Securities and Exchange Commission, public issuers, such as AT&T, must disclose certain "Related Person Transactions." These are transactions in which the Company is a participant where the amount involved exceeds $120,000, and a Director, executive officer or holder of more than 5% of our common stock has a direct or indirect material interest.

    AT&T has adopted a written policy requiring each Director or executive officer involved in such a transaction to notify the Corporate Governance and Nominating Committee of each transaction and seek approval of the committee.

    In determining whether to approve a Related Person Transaction, the Committee will consider the following factors, among others, to the extent relevant to the Related Person Transaction:

    . whether the terms of the Related Person Transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related person;

    . whether there are business reasons for the Company to enter into the Related Person Transaction;

    . whether the Related Person Transaction would impair the independence of an outside director; and

    . whether the Related Person Transaction would present an improper conflict of interest for any of our Directors or executive officers, taking into account the size of the transaction, the overall financial position of the Director, executive officer or other related person, the direct or indirect nature of the Director's, executive officer's or other related person's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Committee deems relevant.

    A Related Person Transaction entered into without the Committee's pre-approval will not violate this policy, or be invalid or unenforceable, so long as the transaction is brought to the Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by this policy.

    A son-in-law of Mr. Whitacre, a brother of Mr. Sigman, and a daughter of Mr. Callaway, are employed by subsidiaries with approximate rates of pay, including target incentive awards, between $130,000 and $175,000. This rate of pay is similar to that paid for comparable positions at the Company. The employment of each of these persons was approved by the Corporate Governance and Nominating Committee under the Company's Related Party Transactions Policy, which was adopted by the Board in January 2007.

--------------------------------------------------------------------------------
Common Stock Ownership

..    Certain Beneficial Owners

    The following table lists the beneficial ownership of each person holding more than 5% of AT&T's outstanding common stock as of December 31, 2006 (as reported in filings made with the Securities and Exchange Commission on
Schedule 13G by the stockholder listed below).

  ----------------------------------------------------------------------------
                                                          Total AT&T
                             Name and Address             Beneficial  Percent
  Title of Class            of Beneficial Owner           Ownership   of Class
  ----------------------------------------------------------------------------
  Common stock,   Capital Research and Management Company 431,840,575   6.9%
  $1.00 par value 333 South Hope Street
                  Los Angeles, CA 90071

  ----------------------------------------------------------------------------


..    Directors and Officers

    The table on the following page lists the beneficial ownership of AT&T common stock and non-voting stock units as of December 31, 2006, held by each Director, nominee and officer named in the Summary Compensation Table on page
42. As of that date, each Director and officer listed below, and all Directors and executive officers as a group, owned less than 1% of our outstanding common stock. Except as noted below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

--------------------------------------------------------------------------------
                          Beneficial Ownership Table
--------------------------------------------------------------------------------

                           Total AT&T                                            Total AT&T
                           Beneficial                                            Beneficial
                           Ownership    Non-Voting                               Ownership    Non-Voting
        Name of            (including     Stock              Name of             (including     Stock
    Beneficial Owner      options)/(1)/ Units/(2)/       Beneficial Owner       options)/(1)/ Units/(2)/
--------------------------------------------------------------------------------------------------------

William F. Aldinger III      13,083        7,867   S. Donley Ritchey                  7,862      47,733
Gilbert F. Amelio             5,398       44,128   Joyce M. Roche                     2,041      46,370
Reuben V. Anderson           77,107       32,572   Laura D'Andrea Tyson              11,648      33,275
James H. Blanchard          136,815       58,449   Patricia P. Upton                 13,429      30,395
August A. Busch III /(3)/    83,354       94,869   Edward E. Whitacre, Jr.       11,041,975       7,449
Martin K. Eby, Jr.           26,856       44,830   Richard G. Lindner               289,783      23,133
James A. Henderson           13,476       41,104   Stanley T. Sigman              1,015,656      65,842
James P. Kelly               47,066       30,778   Randall L. Stephenson            952,302     171,362
Charles F. Knight            24,978       55,542   James D. Ellis                 1,849,605      96,635
Jon C. Madonna               12,999        7,867   David W. Dorman                1,883,340           0
Lynn M. Martin                9,478       29,633   All executive officers and
John B. McCoy                31,584       56,532   Directors as a group
Mary S. Metz                  3,900       35,595   (consisting of 31 persons,
Toni Rembe /(4)/             16,548       43,475   including those named above)  22,525,686   1,329,864

--------------------------------------------------------------------------------

 1. The table above includes presently exercisable stock options and stock options that became exercisable within 60 days of the date of this table. The following Directors and officers hold the following numbers of options:
    Mr. Anderson--61,210, Mr. Blanchard--79,055, Mr. Kelly--41,099,
    Mr. Madonna--2,496, Mr. Whitacre--9,187,752, Mr. Lindner--225,780,
    Mr. Sigman--971,629, Mr. Stephenson--846,436, Mr. Ellis--1,460,117,
    Mr. Dorman--1,483,338, and all executive officers and Directors as a group--18,774,466.

    The table above also includes the following numbers of shares held in an employee benefit plan for the following persons, who have sole voting power but no investment power with respect to the shares: Mr. Whitacre--1,154, Mr. Sigman--219, Mr. Stephenson--63, and Mr. Ellis--1,210. In addition, of the shares shown in the table above, the following persons share voting and investment power with other persons with respect to the following numbers of shares: Dr. Amelio--5,381, Mr. Blanchard--390, Mr. Busch--6,600,
    Dr. Metz--797, Ms. Rembe--2,573, Mr. Ritchey--7,859, Dr. Tyson--11,648,
    Ms. Upton--5,025, Mr. Whitacre--31,668, Mr. Stephenson--87,133, and
    Mr. Ellis--318,432.

 2. Represents number of vested stock units held by the Director or officer, where each stock unit is equal in value to one share of our AT&T stock. The stock units are paid in stock or cash depending upon the plan and the election of the Director at times specified by the relevant plan. None of the stock units listed may be converted into common stock within 60 days of the date of this table. As noted under "Compensation of Directors," AT&T's plans permit nonemployee Directors to acquire stock units (also referred to as deferred stock units) by deferring the receipt of fees and retainers into stock units and through a yearly grant of stock units. Officers may acquire stock units by participating in stock-based compensation deferral plans. Certain of the Directors also hold stock units issued by companies prior to their acquisition by AT&T that have been converted into AT&T stock units. Stock units carry no voting rights.

 3. Mr. Busch disclaims beneficial ownership of 3,300 shares held in a trust for a sister.

 4. Ms. Rembe disclaims beneficial ownership of 2,145 shares held in a trust for her spouse and 428 shares held by her spouse's corporation.

--------------------------------------------------------------------------------
Matters To Be Voted Upon

..    Voting

    Each share of AT&T common stock represented at the Annual Meeting is entitled to one vote on each matter properly brought before the meeting. All matters, except as provided below, are determined by a majority of the votes cast, unless a greater number is required by law or the Certificate of Incorporation for the action proposed. A majority of votes cast means the number of shares voted "for" a matter exceeds the number of votes cast "against" such matter.

    In the election of Directors, each Director is elected by the vote of the majority of the votes cast with respect to that Director's election. Under our Bylaws, if a nominee for Director is not elected and the nominee is an existing Director standing for re-election (or "incumbent" Director), the Director must promptly tender his or her resignation to the Board, subject to the Board's acceptance. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee's recommendation, and publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Corporate Governance and Nominating Committee in making its recommendation and the Board of Directors in making its decision may each consider any factors or other information that they consider appropriate and relevant. Any Director who tenders his or her resignation as described above will not participate in the recommendation of the Corporate Governance and Nominating Committee or the decision of the Board of Directors with respect to his or her resignation.

    If the number of persons nominated for election as Directors as of ten days before the record date for determining stockholders entitled to notice of or to vote at such meeting shall exceed the number of Directors to be elected, then the Directors shall be elected by a plurality of the votes cast.

    Because no persons other than the incumbent Directors have been nominated for election at the 2007 Annual Meeting, each nominee must receive a majority of the votes cast for that nominee to be elected to the Board.

    All other matters at the 2007 Annual Meeting will be determined by a majority of the votes cast. Shares represented by proxies marked "abstain" with respect to the proposals described on the proxy card, and by proxies marked to deny discretionary authority on other matters will not be counted in determining the vote obtained on such matters. If no directions are given and the signed card is returned, the person or persons designated on the card will vote the shares for the election of the Board of Directors' nominees and in accordance with the recommendations of the Board of Directors on the other subjects listed on the proxy card and at their discretion on any other matter that may properly come before the meeting.

    Under the rules of the New York Stock Exchange, on certain routine matters, brokers may, at their discretion, vote shares they hold in "street name" on behalf of beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of Directors, the ratification of the appointment of the independent auditors, and approval of the AT&T Severance Policy. In instances where brokers are prohibited from exercising discretionary authority (so-called "broker non-votes"), the shares they hold are not included in the vote totals. At the 2007 Annual Meeting, brokers will be prohibited from exercising discretionary authority with respect to each of the stockholder proposals (Items 4 through 8). Because broker non-votes are not included in the vote, they will have no effect on the vote for any of the proposals.

..    Election of Directors (Item 1 on Proxy Card)

    The following persons, each of whom is currently a Director of AT&T, have been nominated by the Board of Directors on the recommendation of the Corporate Governance and Nominating Committee for election to one-year terms of office that would expire at the 2008 Annual Meeting.

[PHOTO] EDWARD E. WHITACRE, JR., age 65, is Chairman of the Board and
        Chief Executive Officer of AT&T Inc. and has served in this capacity since January
        1990. Mr. Whitacre has been a Director of AT&T since October 1986. He is the
        Chairman of the Executive Committee and a member of the Corporate Development
        Committee and the Finance/Pension Committee. He is a Director of Anheuser-Busch
        Companies, Inc. and Burlington Northern Santa Fe Corporation.

[PHOTO] WILLIAM F. ALDINGER III, age 59, is President and Chief Executive Officer of
        Capmark Financial Group Inc. (an international commercial real estate finance company in Horsham, Pennsylvania) and has served in this capacity since June 2006.
        Mr. Aldinger was Chairman and Chief Executive Officer of HSBC North America
        Holdings Inc. (a financial services company in Prospect Heights, Illinois) from January
        2004 until April 2005. He also served as Chairman from 1996 and Chief Executive
        Officer from 1994 of HSBC Finance Corporation (formerly Household International,
        Inc.) until April 2005. Mr. Aldinger has been a Director of AT&T since November
        2005. He served as a Director of AT&T Corp. from 2003 until the company was acquired by AT&T Inc. (then known as SBC Communications Inc.) in 2005.
        Mr. Aldinger is a member of the Audit Committee and the Public Policy and
        Environmental Affairs Committee. He is a Director of Capmark Financial Group Inc.;
        Illinois Tool Works Inc.; KKR Financial Corp.; and Charles Schwab Corporation.

[PHOTO] GILBERT F. AMELIO, age 64, is Chairman and Chief Executive Officer of Jazz
        Technologies, Inc. (formerly Acquicor Technology Inc.) and has served in this capacity since August 2005. Jazz Technologies is the parent company of Jazz Semiconductor,
        Inc., an independent semiconductor wafer foundry headquartered in Newport Beach,
        California. He has also been Senior Partner of Sienna Ventures (a privately-held venture capital firm in Sausalito, California) since April 2001. Dr. Amelio was
        Chairman and Chief Executive Officer of Beneventure Capital, LLC (a full-service venture capital firm in San Francisco, California) from 1999 to 2005 and was Principal of Aircraft Ventures, LLC (a consulting firm in Newport Beach, California) from April
        1997 to December 2004. In 2003, AmTech, LLC (a high technology investments and consulting services firm), where Dr. Amelio served as Chairman and Chief Executive
        Officer from 1999 to April 2004, declared bankruptcy. Dr. Amelio was elected a
        Director of AT&T in February 2001 and had previously served as an Advisory Director of AT&T from April 1997 to February 2001. He served as a Director of Pacific Telesis
        Group from 1995 until the company was acquired by AT&T in 1997. He is a member of the Audit Committee and the Human Resources Committee. Dr. Amelio is a
        Director of Jazz Technologies, Inc.

[PHOTO] REUBEN V. ANDERSON, age 64, is a partner in the law firm of Phelps Dunbar,
        LLP in Jackson, Mississippi and has served in this capacity since 1991. He served as a
        Mississippi Supreme Court Justice from 1985 to 1990. Mr. Anderson was elected a
        Director of AT&T in December 2006. He served as a Director of BellSouth
        Corporation from 1994 until the company was acquired by AT&T in 2006. He is a member of the Finance/Pension Committee and the Public Policy and Environmental
        Affairs Committee. Mr. Anderson is a Director of The Kroger Co. and Trustmark
        Corporation.

[PHOTO] JAMES H. BLANCHARD, age 65, was Chairman of the Board of Synovus Financial
        Corp. (a diversified financial services holding company in Columbus, Georgia) and served in this capacity from July 2005 to October 2006. He served as Chief Executive
        Officer of Synovus Financial Corp. from January 1971 to July 2005. Mr. Blanchard was elected a Director of AT&T in December 2006. He served as a Director of
        BellSouth Corporation from 1994 until the company was acquired by AT&T in 2006.
        He is a member of the Corporate Development Committee and the Human Resources
        Committee. Mr. Blanchard is a Director of Synovus Financial Corp. and Total System
        Services, Inc.

[PHOTO] AUGUST A. BUSCH III, age 69, was Chairman of the Board of Anheuser-Busch
        Companies, Inc. (a brewing, packaging, and family entertainment holding company in
        St. Louis, Missouri) from 1977 until his retirement in December 2006. Mr. Busch also served as Chief Executive Officer of Anheuser-Busch Companies, Inc. from 1975 until
        June 2002. Mr. Busch has been a Director of AT&T since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1980 to 1983. He is the
        Chairman of the Corporate Governance and Nominating Committee and a member of the Corporate Development Committee and the Executive Committee. Mr. Busch is a
        Director of Anheuser-Busch Companies, Inc.; Emerson Electric Co.; Grupo Modelo,
        S.A.B. de C.V.; and Diblo, S.A. de C.V.

[PHOTO] JAMES P. KELLY, age 63, was Chairman of the Board and Chief Executive Officer
        of United Parcel Service, Inc. (a global express carrier and package distribution logistics company in Atlanta, Georgia) from 1997 until his retirement in 2002.
        Mr. Kelly was elected a Director of AT&T in December 2006. He served as a Director of BellSouth Corporation from 2000 until the company was acquired by AT&T in
        2006. He is a member of the Audit Committee and the Corporate Governance and
        Nominating Committee. Mr. Kelly is a Director of Dana Corporation and United Parcel
        Service, Inc.

[PHOTO] CHARLES F. KNIGHT, age 71, was Chairman of the Board of Emerson Electric Co.
        (manufacturer of electrical and electronic equipment in St. Louis, Missouri) from 1974 until his retirement in September 2004, when he was elected to the honorary position of
        Chairman Emeritus. Mr. Knight was also Chief Executive Officer of Emerson Electric
        Co. from 1973 to 2000. He has been a Director of AT&T since October 1983. He served as a Director of Southwestern Bell Telephone Company from 1974 to 1983. He is the Chairman of the Corporate Development Committee and a member of the
        Executive Committee and the Finance/Pension Committee. Mr. Knight is a Director of
        Anheuser-Busch Companies, Inc.

[PHOTO] JON C. MADONNA, age 63, was Chairman and Chief Executive Officer of KPMG
        (an international accounting and consulting firm in New York, New York) from 1990 until his retirement in 1996. He was with KPMG for 28 years where he held numerous senior leadership positions throughout his career. Subsequent to his retirement from
        KPMG, Mr. Madonna served as Vice Chairman of Travelers Group, Inc. from 1997 to
        1998 and President and Chief Executive Officer of Carlson Wagonlit Corporate Travel,
        Inc. from 1999 to 2000. He was Chief Executive Officer of DigitalThink, Inc. from
        2001 to 2002 and was Chairman of DigitalThink, Inc. from April 2002 to May 2004.
        Mr. Madonna has been a Director of AT&T since November 2005. He served as a
        Director of AT&T Corp. from 2002 until the company was acquired by AT&T Inc.
        (then known as SBC Communications Inc.) in 2005. Mr. Madonna is a member of the
        Audit Committee and the Corporate Development Committee. He is a Director of
        Phelps Dodge Corporation; Tidewater Inc.; and Visa U.S.A. Inc.

[PHOTO] LYNN M. MARTIN, age 67, is President of The Martin Hall Group, LLC (a human resources consulting firm in Chicago, Illinois) and has served in this capacity since
        January 2005. Ms. Martin was Chair of the Council for the Advancement of Women
        and Advisor to the firm of Deloitte & Touche LLP (an auditing and management consulting services firm in Chicago, Illinois) from 1993 until September 2005. She served as U.S. Secretary of Labor from 1991 to 1993 and as a member of the U.S.
        House of Representatives from Illinois from 1981 to 1991. Ms. Martin has been a
        Director of AT&T since October 1999. She served as a Director of Ameritech
        Corporation from 1993 until the company was acquired by AT&T in 1999. Ms. Martin is a member of the Finance/Pension Committee and the Public Policy and
        Environmental Affairs Committee. She is a Director of Constellation Energy Group,
        Inc.; certain Dreyfus Funds; The Procter & Gamble Company; and Ryder System, Inc.

[PHOTO] JOHN B. MCCOY, age 63, was Chairman from November 1999 and Chief Executive
        Officer from October 1998 of Bank One Corporation (commercial and consumer bank based in Chicago, Illinois) until his retirement in December 1999, and Chairman and
        Chief Executive Officer of its predecessor, Banc One Corporation, from 1987 to 1998.
        Mr. McCoy has been a Director of AT&T since October 1999. He served as a Director of Ameritech Corporation from 1991 until the company was acquired by AT&T in
        1999. He is the Chairman of the Finance/Pension Committee and a member of the
        Corporate Governance and Nominating Committee and the Executive Committee. He
        is a Director of Cardinal Health, Inc.; ChoicePoint Inc.; and Onex Corporation.

[PHOTO] MARY S. METZ, age 69, is Chair of the Board of Trustees of American Conservatory
        Theater (a nonprofit nationally renowned theater and an accredited conservatory in San
        Francisco, California) and has served in this capacity since November 2004. Dr. Metz is also President Emerita of Mills College. She was President of S. H. Cowell
        Foundation in San Francisco, California from January 1999 until her retirement in
        March 2005, and was Dean of the University Extension of the University of California
        at Berkeley from 1991 until 1998. Dr. Metz has been a Director of AT&T since April
        1997. She served as a Director of Pacific Telesis Group from 1986 until the company was acquired by AT&T in 1997. She is a member of the Corporate Governance and
        Nominating Committee and the Public Policy and Environmental Affairs Committee.
        Dr. Metz is a Director of Longs Drug Stores Corporation; Pacific Gas and Electric
        Company; and UnionBanCal Corporation.

[PHOTO] TONI REMBE, age 70, was a partner in the law firm of Pillsbury Winthrop LLP (now known as Pillsbury Winthrop Shaw Pittman LLP in San Francisco, California) from
        1971 until her retirement in December 2004. Ms. Rembe was elected a Director of
        AT&T in January 1998 and had previously served as an Advisory Director of AT&T from April 1997 to January 1998. She served as a Director of Pacific Telesis Group from 1991 until the company was acquired by AT&T in 1997. She is the Chairwoman of the Public Policy and Environmental Affairs Committee and a member of the
        Corporate Development Committee and the Executive Committee. Ms. Rembe is a
        Director of AEGON N.V.

[PHOTO] JOYCE M. ROCHE, age 59, is President and Chief Executive Officer of Girls
        Incorporated (a national nonprofit research, education, and advocacy organization in
        New York, New York) and has served in this capacity since September 2000.
        Ms. Roche was an independent marketing consultant from 1998 to 2000. She was
        President and Chief Operating Officer of Carson, Inc. from 1996 to 1998, and
        Executive Vice President of Global Marketing of Carson, Inc. from 1995 to 1996.
        Ms. Roche has been a Director of AT&T since October 1998. She served as a Director of Southern New England Telecommunications Corporation from 1997 until the company was acquired by AT&T in 1998. She is a member of the Corporate
        Governance and Nominating Committee and the Public Policy and Environmental
        Affairs Committee. She is a Director of Anheuser-Busch Companies, Inc.; Federated
        Department Stores, Inc.; and Tupperware Corporation.

[PHOTO] RANDALL L. STEPHENSON, age 46, is Chief Operating Officer of AT&T Inc. and
        has served in this capacity since April 2004. He was Senior Executive Vice President and Chief Financial Officer of AT&T Inc. from August 2001 through May 2004. Prior to becoming Chief Financial Officer, Mr. Stephenson held a variety of high-level finance and marketing positions with AT&T or its subsidiaries since 1996. He first joined AT&T through its subsidiary, Southwestern Bell Telephone Company, in 1982.
        He has been a Director of AT&T since June 2005. Mr. Stephenson is a Director of
        Emerson Electric Co.

[PHOTO] LAURA D'ANDREA TYSON, age 59, is Professor of Business Administration and
        Economics at the Walter A. Haas School of Business, University of California at
        Berkeley, and has served in this capacity since January 2007. She was Dean of London
        Business School, London, England, from January 2002 until December 2006.
        Dr. Tyson was Dean of the Walter A. Haas School of Business at the University of
        California at Berkeley from July 1998 to December 2001. Dr. Tyson served as
        Professor of Economics and Business Administration at the University of California at
        Berkeley from 1997 to 1998. She served as National Economic Adviser to the
        President of the United States from 1995 to 1996 and as Chair of the White House
        Council of Economic Advisers from 1993 to 1995. Dr. Tyson has been a Director of
        AT&T since October 1999. She served as a Director of Ameritech Corporation from
        1997 until the company was acquired by AT&T in 1999. She is a member of the
        Corporate Development Committee and the Finance/Pension Committee. Dr. Tyson is
        a Director of Eastman Kodak Company and Morgan Stanley.

[PHOTO] PATRICIA P. UPTON, age 68, is President and Chief Executive Officer of
        Aromatique, Inc. (manufacturer and wholesaler of decorative fragrances in Heber
        Springs, Arkansas) and has served in this capacity since 1982. Ms. Upton has been a
        Director of AT&T since June 1993. She is a member of the Human Resources
        Committee and Public Policy and Environmental Affairs Committee.
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    Shares represented by the accompanying form of proxy will be voted for the election of the nominees unless other instructions are shown on the proxy card or provided through the telephone or Internet proxy. If one or more of the nominees should at the time of the meeting be unavailable or unable to serve as a Director, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the
Board. The Board knows of no reason why any of the nominees would be unavailable or unable to serve.

                Your Board of Directors Recommends a Vote "FOR"
             Each of the Above Nominees for Election as Directors.

..    Ratification of Appointment of Ernst & Young LLP as Independent Auditors
     (Item 2 on Proxy Card)

    This proposal would ratify the appointment of the firm of Ernst & Young LLP to serve as independent auditors of AT&T Inc. by the Audit Committee of the Board of Directors for the fiscal year ending December 31, 2007. This firm has audited the accounts of AT&T since 1983. If stockholders do not ratify this appointment, the Committee will consider other independent auditors. One or more members of Ernst & Young LLP are expected to be present at the Annual
Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

           Your Board of Directors Recommends a Vote "FOR" Approval of the Ratification of Appointment of Ernst & Young LLP as Independent Auditors.

..    Approval of the AT&T Severance Policy (Item 3 on Proxy Card)

    The Board of Directors approved and recommends that the stockholders consider and approve its policy on employment and severance agreements for executive officers of AT&T (the "Policy"). The provisions of the Policy are summarized below, followed by the full text of the Policy.

Summary of Policy

    The Policy provides that we will not enter into a future severance agreement with an executive officer that provides for severance benefits in an amount that exceeds 2.99 times the executive's annual base salary plus target bonus, unless the agreement is approved or ratified by our stockholders. The
Policy is prospective only; it will not apply to existing agreements with our current executive officers.

    For purposes of the Policy, severance benefits include cash payments made by AT&T to the executive officer in connection with his or her termination of employment and the present value of benefits or perquisites provided for periods after the termination of employment. Severance benefits do not include amounts accrued prior to termination, whether or not deferred, and reasonable consulting fees,

                                      17

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among other things. Under the Policy if the Board determines to enter into an employment agreement with severance provisions that exceed the limits of the Policy, the Board will seek stockholder approval of the agreement in advance or ratification within 15 months thereafter. Any agreement that has not been approved in advance will be subject to stockholder ratification and will be retroactively modified to the extent necessary to bring it within the limits of the Policy if it is not ratified.

AT&T Severance Policy

    AT&T will not enter into any future severance agreement or future employment agreement with any executive officer that provides for severance benefits in an amount that exceeds 2.99 times the executive's annual base salary plus target bonus, unless such future agreement receives prior shareholder approval or is ratified by shareholders at a regularly scheduled annual meeting within the following 15 months. All other future severance agreements and future employment agreements with executive officers will not be subject to shareholder approval or ratification under the Policy.

    An "executive officer" is any person who, at the time the agreement is entered into, is identified by the company as an executive officer as that term is defined in Rule 3b-7 under the Securities Exchange Act of 1934.

    "Future employment agreement" means an agreement between AT&T and an executive officer, entered into after the effective date of the Policy, pursuant to which such executive renders services to AT&T or one of its affiliates as an employee. "Future severance agreement" means an agreement between AT&T and an executive officer, entered into after the effective date of the Policy, which relates to such executive's termination of employment with AT&T.

    "Severance benefits" means (i) cash payments made by AT&T to the executive officer in connection with and directly related to his or her termination of employment and (ii) the present value of benefits or perquisites provided for periods after the termination of employment. This includes lump-sum payments and the estimated present value of any periodic payments to be made or benefits or perquisites provided following the date of termination that are accrued and paid as a direct result of such termination. "Severance benefits," however, does not include: (i) payments of salary, bonus or performance award amounts that had accrued at the time of termination or had been previously earned and deferred; (ii) payments of accrued compensation or benefits under qualified and non-qualified deferred compensation plans, savings plans, retirement plans, and health and welfare plans; (iii) amounts paid to offset excise tax liability to the extent the excise taxes are incurred because of a prior deferral of income;
(iv) any benefits or perquisites provided under plans or programs applicable to managers generally; (v) amounts paid as part of any agreement intended to "make-whole" any loss or forfeiture of benefits from a prior employer;
(vi) amounts paid for post-termination consulting services pursuant to a reasonable consulting agreement; (vii) amounts paid for post-termination covenants, such as a covenant not to compete; or (viii) any payment that the Board of Directors determines in good faith to be a reasonable settlement of any claim made against AT&T. In the event of termination of employment by the company following a change in control (as that term is defined in AT&T's Change in Control Severance Plan, as amended from time to time), "severance benefits" will not include the cash payments made in lieu of the accelerated vesting of options or outstanding equity-based awards or to compensate for the cancellation of such awards.

                Your Board of Directors Recommends a Vote "FOR"
                     Approval of the AT&T Severance Policy

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..    Stockholder Proposals (Items 4 through 8 on Proxy Card)

    Certain stockholders have advised the Company that they intend to introduce at the 2007 Annual Meeting the proposals set forth below. The names and addresses of, and the number of shares owned by, each such stockholder will be provided upon request to the Senior Vice President and Secretary of AT&T.

Stockholder Proposal A (Item 4 on Proxy Card)

Resolved, that the shareholders of AT&T ("the Company") hereby request that the Company provide a report, updated semi-annually, disclosing the Company's:

    Monetary and non-monetary political contributions and expenditures not deductible under section 162 (e)(1)(B) of the Internal Revenue Code, including but not limited to contributions to or expenditures on behalf of political candidates, political parties, political committees and other political entities organized and operating under 26 USC Sec. 527 of the Internal Revenue Code and any portion of any dues or similar payments made to any tax exempt organization that is used for an expenditure or contribution if made directly by the corporation would not be deductible under section 162 (e)(1)(B) of the Internal Revenue Code. The report shall include the following:

    a. An accounting of the Company's funds that are used for political contributions or expenditures as described above;

    b. Identification of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure; and

    c. The internal guidelines or policies, if any, governing the Company's political contributions and expenditures.

The report shall be presented to the board of directors' audit committee or other relevant oversight committee and posted on the company's website to reduce costs to shareholders.

Supporting Statement

This proposal asks AT&T to disclose its political contributions, and payments to trade associations and other tax-exempt organizations. Current disclosure is insufficient to allow shareholders to fully evaluate the political use of corporate assets.

Company executives exercise wide discretion over the use of corporate resources for political activities. These decisions involve political contributions, called "soft money," and payments to trade associations and related groups that are used for political activities. Most of these expenditures are not disclosed. In 2003-04, the last fully reported election cycle, AT&T contributed at least $1,337,575 in soft money. In the 2005-06 election cycle, AT&T contributed at least $1,210,000 in soft money. (Derived from PoliticalMoneyLine.com).

Our company's payments to trade associations used for political activities are undisclosed and unknown. These activities include direct and indirect political contributions to candidates, political parities or organizations and electioneering communications on behalf of a federal, state or local candidate.
In many cases, even management does not know how trade associations use their company's money politically. Absent a system of accountability, corporate executives are free to use the Company's assets for political objectives that are not shared by and may be inimical to the interests of the Company and its shareholders, potentially harming long-term shareholder value.

                                      19

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AT&T has posted its political contributions policy on its website, after receiving a similar resolution last year. However, there is still no single source of information that provides the information sought by this resolution.
This report could be prepared at minimal cost, as presumably management already monitors corporate resources used for such purposes. We believe that transparency and accountability in this area will advance our company's interests, and help build long-term shareholder value.

YOUR DIRECTORS' POSITION

    Political contributions, where permitted, are an important part of the regulatory and legislative process. AT&T is in a highly regulated industry and the Company's operations are significantly affected by the actions of elected officials at the local, state and national levels, including rates it can charge customers, its profitability and even how it must provide services to competitors. It is important that your company actively participate in the electoral and legislative processes in order to protect your interests as stockholders. We do so by contributing prudently to state and local candidates and by contributing to political organizations and trade associations when such contributions advance AT&T's business objectives and the interests of our stockholders. In making such contributions, AT&T is committed to complying with campaign finance and lobbying laws, and changes that may be enacted in the future, including the laws requiring public disclosure of political contributions and lobbying expenses. The amount of AT&T's expenditures in this area is de minimis as compared to the total expenditures of the Company in a year. The adoption of this proposal would add unnecessary costs to the business.

    Each year, your Board of Directors authorizes a maximum amount of aggregate contributions that can be made by your company, as permitted by, and in strict compliance with, applicable law, for the purposes of supporting or opposing any party, committee, candidate for public office, or ballot measure, or for any other political purpose. Except for contributions for ballot measures, no expenditure over $1,000 may be made unless approved by the Chief Executive
Officer (lesser amounts may be approved by delegates). All expenditures must be submitted to the Company's attorneys to confirm that each contribution is lawful. AT&T's policy with respect to political contributions is clearly set forth on the Company's website, and can be found at http://www.att.com/gen/investor-relations?pid=7726.

    In addition, no company funds, by law, are expended to make Federal political contributions. Federal law has long prohibited corporate contributions to Federal candidates or their political committees. With the enactment of the Bi-Partisan Campaign Finance Reform Act of 2002 (known as the
"McCain Feingold Act"), corporate contributions to Federal political parties and Leadership Committees are prohibited, effective November 6, 2002.

    As to state and local contributions, state laws determine when and under what circumstances political contributions are permissible. Moreover, a number of states in which AT&T operates have extensive reporting requirements. These rules, in general, are equally applicable to all participants in the political process. This proposal, on the other hand, would impose a set of rules only on your Company.

    This proposal would impose unwarranted expenditures of funds and administrative burdens on your company and would be uniquely applicable only to your Company and not to our competitors, unions or any other participants in the process. Your Directors believe that any reporting requirements that go beyond those required under existing law should be applicable to all participants in the process, not just to AT&T.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" This Proposal.

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Stockholder Proposal B (Item 5 on Proxy Card)

5 - Special Shareholder Meetings

RESOLVED, shareholders ask our board of directors to amend our bylaws to give holders of at least 10% to 25% of the outstanding common stock the power to call a special shareholder meeting.

Shareholders should have the ability, within reasonable limits, to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Thus this proposal asks our board to amend our bylaws to establish a process by which holders of 10% to 25% of our outstanding common shares may demand that a special meeting be called. The corporate laws of many states (though not Delaware, where our company is incorporated) provide that holders of only 10% of shares may call a special meeting, absent a contrary provision in the charter or bylaws. Accordingly, a 10% to 25% threshold strikes a reasonable balance between enhancing shareholder rights and avoiding excessive distraction at our company.

Prominent institutional investors and organization support allowing shareholders to call a special meeting. Fidelity, Vanguard, American Century and Massachusetts Financial Services are among the mutual fund companies supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the Connecticut
Retirement Plans, the New York City Employees Retirement System and the Los
Angeles County Employees Retirement Association, also favor preserving this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

This topic also won 65% support of JPMorgan Chase & Co. (JPM) shareholders at the 2006 JPM annual meeting.

YOUR DIRECTORS' POSITION

    Under the Company's Bylaws, a special meeting of stockholders may be called at any time by the Board of Directors or the Chairman of the Board. The Bylaws also provide that the Chairman of the Board will call a special meeting whenever requested in writing to do so by stockholders representing two-thirds of the shares of AT&T then outstanding and entitled to vote at such meeting.
This Bylaw provision conforms to the requirements of the Delaware General
Corporation Law. For a company with as many stockholders as AT&T, a special meeting of shareholders is a very expensive and time-consuming affair because of the legal costs in preparing required disclosure documents, printing and mailing costs, and the time commitment required of the Board and members of senior management to prepare for and conduct the meeting. Calling special meetings of stockholders is not a matter to be taken lightly, and should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.

    Allowing a minority group of stockholders to call special meetings could impose substantial administrative and financial burdens on the Company, and significantly disrupt the conduct of the Company's business. The current Bylaw provision is an appropriate corporate governance provision for a public company of our size because it allows the directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of stockholders to convene a special meeting.

                                      21

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    For these reasons, your Board of Directors believes that the adoption of this proposal is not in the best interest of AT&T's stockholders.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" This Proposal.

Stockholder Proposal C (Item 6 on Proxy Card)

Resolved: That the shareholders of AT&T ("Company") request that the Board of Director's Executive Compensation Committee establish a pay-for-superior-performance standard in the Company's executive compensation plan for senior executives ("Plan"), by incorporating the following principles into the Plan:

    1. The annual incentive or bonus component of the Plan should utilize defined financial performance criteria that can be benchmarked against a disclosed peer group of companies, and provide that an annual bonus is awarded only when the Company's performance exceeds its peers' median or mean performance on the selected financial criteria:

    2. The long-term compensation component of the Plan should utilize defined financial and/or stock price performance criteria that can be benchmarked against a disclosed peer group of companies. Options, restricted shares, or other equity or non-equity compensation used in the Plan should be structured so that compensation is received only when the Company's performance exceeds its peers' median or mean performance on the selected financial and stock price performance criteria; and

    3. Plan disclosure should be sufficient to allow shareholders to determine and monitor the pay and performance correlation established in the Plan.

Supporting Statement: We feel it is imperative that compensation plans for senior executives be designed and implemented to promote long-term corporate value. A critical design feature of a well-conceived executive compensation plan is a close correlation between the level of pay and the level of corporate performance relative to industry peers. We believe the failure to tie executive compensation to superior corporate performance; that is, performance exceeding peer group performance, has fueled the escalation of executive compensation and detracted from the goal of enhancing long-term corporate value.

We believe that common compensation practices have contributed to excessive executive compensation. Compensation committees typically target senior executive total compensation at the median level of a selected peer group, then they design any annual and long-term incentive plan performance criteria and benchmarks to deliver a significant portion of the total compensation target regardless of the company's performance relative to its peers. High total compensation targets combined with less than rigorous performance benchmarks yield a pattern of superior-pay-for-average-performance. The problem is exacerbated when companies include annual bonus payments among earnings used to calculate supplemental executive retirement plan (SERP) benefit levels, guaranteeing excessive levels of lifetime income through inflated pension payments.

We believe the Company's Plan fails to promote the pay-for-superior-performance principle. Our Proposal offers a straightforward solution: The Compensation
Committee should establish and disclose financial and stock price performance criteria and set peer group-related performance benchmarks that permit awards or payouts in its annual and long-term incentive compensation plans only when the Company's performance exceeds the median of its peer group. A senior executive compensation plan based on sound pay-for-superior-performance principles will help moderate excessive executive compensation and create competitive compensation incentives that will focus senior executives on building sustainable long-term corporate value.

                                      22

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YOUR DIRECTORS' POSITION

    This proposal calls for the Company to establish an executive compensation program that is based on a comparison of operating and financial results at AT&T to the results at other companies. It would require the Company to pick certain criteria, such as revenues or net income or customer numbers, and base the bonus and long-term compensation of our senior executives solely on a comparison of those criteria. The proposal does not take into account the fact that different companies, although in the same peer group, could be, for example, in different stages of growth, subject to different regulatory and legal requirements, or simply in different geographic areas, any of which could cause a particular company to stress different factors in measuring its performance. Your Board of Directors believes that the proposal therefore focuses on the wrong issue by ignoring other more fundamental and important principles that should be considered in the administration of executive compensation programs.

    The Human Resources Committee does look to peer companies and market data to determine appropriate market rates and levels of compensation. However, the determination of the payment for incentive awards is and should be largely tied directly to goals and objectives established by the Human Resources Committee consistent with the specific performance goals and objectives of your Company.

    Decisions regarding the compensation of AT&T's executive officers are the responsibility of the Human Resources Committee, which is composed entirely of independent Directors. As stated in the Compensation Discussion & Analysis included in this proxy statement, the Committee believes that its current approach of linking a significant portion of senior executive compensation to specific AT&T performance measures aligns the interests of the Company's senior executives with the long-term interests of the Company's stockholders and gives the Committee the necessary flexibility and discretion to more effectively use performance-based compensation and equity incentive tools in the administration of the Company's executive compensation programs. Moreover, as discussed in the Compensation Discussion & Analysis, a significant portion of the long-term compensation of the Chief Executive Officer already is based on a comparison of AT&T's total stockholder return (stock appreciation plus reinvestment of dividends) to relevant companies in the North American Telecom Index, subject to adjustments described in the Compensation Discussion & Analysis. The
Committee believes this mix of performance standards tied to your Company's objectives to a comparison of total stockholder return compared with other companies strikes an appropriate balance.

    Your Board of Directors believes that it is in the best interests of stockholders to continue to provide the Committee the flexibility and discretion to use performance-based compensation and equity incentive tools as appropriate, without being restricted by guidelines that would tie compensation to the performance objectives and results of other companies as opposed to the specific objectives of your Company. For these reasons, the Board of Directors believes that the adoption of the proposal is unnecessary and detrimental to the long-term interests of the stockholders.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" This Proposal.

Stockholder Proposal D (Item 7 on Proxy Card)

RESOLVED, the shareholders of AT&T Inc. hereby request that the Board adopt a policy that includes, as a voting item in the proxy statement for each annual meeting, an advisory resolution, proposed by AT&T's management, to approve the compensation of the named executive officers ("NEOs"), as set forth in the proxy statement's Summary Compensation Table (the "SCT"), and the accompanying narrative disclosure of material factors provided to understand the SCT. The policy should ensure that shareholders fully understand the vote is advisory and will not abrogate any employment agreement.

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SUPPORTING STATEMENT

We believe current rules governing senior executive compensation do not give shareholders sufficient influence over pay practices - nor do they give the Board adequate feedback from the owners of the company.

The advisory vote proposed here is similar to the nonbinding shareholder vote required since 2003 at the annual meetings of all U.K.-listed firms and, beginning in 2005, at Australia-based companies.

AT&T's Board has been criticized for excessive CEO pay relative to performance.
A study by The Corporate Library ("Pay for Failure: The Compensation Committees responsible," March 31, 2006) singled out AT&T as one of eleven large U.S.
companies "where the disconnect between pay and performance is particularly stark."

The study notes that over the five fiscal years through 2005, CEO Edward
Whitacre received $85.2 million in compensation, while total shareholder return was negative 40.3%. The Corporate Library accordingly gave AT&T's Board a "D" for overall effectiveness.

The Corporate Library's analysis concludes: "Too much of the current and future compensation at AT&T is either fixed, or based on the wrong performance metrics, or the wrong performance metrics measured over too short a time period, which, while achievable, do not necessarily translate into long-term growth in shareholder value." The study asserts that 100% LTIP payouts to Whitacre when "shareholder wealth has been diminished by a third over the period goes against common sense."

In our opinion, AT&T's executive pension and severance agreements also stand out as unjustifiably costly and contrary to shareholder interests.

Whitacre's parachute is valued at over $25 million - the 17th most costly among America's 100 largest corporations ("Platinum Promises," BusinessWeek Online,
December 12, 2005).

Whitacre's golden parachute is particularly excessive, in our view, considering it has a platinum lining: annual pension payments of $5,494,000 for life, plus an $18,805,000 lump sum. Last year The Corporate Library singled out AT&T for bestowing on Whitacre the third largest CEO pension payout among large U.S.
companies.

If you add these together, it means that AT&T's shareholders could be paying our CEO $150 million or more in post-employment severance and pension benefits combined over the next 20 years (assuming Whitacre's eligible termination and longevity).

Last year, after just 5 years at AT&T, former CEO David Dorman left with a yearly pension of $2.1 million and his own $25 million parachute. Compare this to the freezing of AT&T's rank-and-file pension plan.

An advisory vote would provide useful feedback and encourage stockholders to scrutinize the new, more extensive disclosures required by the SEC.

Please vote FOR this proposal.

YOUR DIRECTORS' POSITION

    Your Board of Directors believes that this proposal is not in the best interests of AT&T stockholders.

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    The process requested by the proposal is not necessary because AT&T already has an efficient and meaningful method of communicating with the Board of
Directors. As discussed on page 3 under the heading "Board of Directors,"
stockholders and other interested parties may communicate with members of
AT&T's Board of Directors, including the Lead Director, by writing to the
Board, or a specific Committee Chair or director through the Office of the
Secretary.

    We believe that direct communications between stockholders and the Board, including the Human Resources Committee, is a much more effective and accurate method of expressing support or criticism of AT&T's executive compensation practices. Unlike the vote advocated by the proposal, communicating directly with the Board will allow stockholders to voice any specific observations or objections to AT&T's executive compensation practices directly to the decision makers. Moreover, communicating directly with the Board will eliminate the need for the Human Resources Committee to speculate as to the meaning of stockholder approval or disapproval of the compensation set forth in the Company's proxy statement.

    In addition, the vote recommended in the proposal would not provide any useful information to AT&T and members of the Human Resources Committee. If implemented, the stockholder proposal would require AT&T stockholders to vote
"yes" or "no" on the compensation set forth in the Summary Compensation Table and the accompanying narrative disclosure. Contrary to the assertions in the supporting statement for the proposal, the process advocated by the proposal would not provide "useful feedback" on executive compensation, and it would not give AT&T stockholders the right to approve or disapprove of AT&T's executive compensation practices. The executive officers' compensation is composed of several different elements. Since the vote on the compensation would be either
"yes" or "no" as a whole, the Committee would not have any information regarding which element the stockholders were voting against and what their specific objection was. The Committee would be forced to speculate regarding the stockholders' intent.

    Moreover, the vote advocated by the proposal fails to recognize that AT&T already has in place a thoughtful, performance-based executive compensation program. AT&T's executive compensation program emphasizes the retention of key executives and the practice of appropriately rewarding key executives for positive results. The Human Resources Committee, which is composed entirely of independent directors, none of whom has an interest in the compensation decisions the Committee makes, oversees AT&T's executive compensation program.
The Committee continually monitors the executive compensation program and adopts changes to reflect the dynamic, global marketplace in which AT&T competes for talent. AT&T will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

    Your Board of Directors does not believe the advisory vote called for by the stockholder proposal will enhance AT&T's compensation program. Instead of encouraging stockholders to take advantage of AT&T's current policies and procedures, the proposal advocates substituting a narrower and less effective mechanism.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" This Proposal.

Stockholder Proposal E (Item 8 on Proxy Card)

Be it Resolved: That the shareholders of the AT&T Inc. ("Company") hereby urge that the Board of Director's executive compensation committee establish a policy limiting the benefits provided under the Company's supplemental executive retirement plan ("SERP Policy"). The SERP Policy should provide

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for the following: (1) a limitation of covered compensation to a senior executive's annual salary, and (2) the exclusion of all incentive or bonus pay from inclusion in the plan's definition of covered compensation used to establish benefits. The SERP Policy should be implemented in a manner so as not to interfere with existing contractual rights of any supplemental plan participant.

Supporting Statement: We believe that one of the most troubling aspects of the sharp rise in executive compensation is the excessive pension benefits provided to senior corporate executives through the use of supplemental executive plans
("SERPs"). Our Company has established a SERP, called the 2005 Supplemental
Employee Retirement Plan. The Supplemental Employee Retirement Plan provides the Company's chief executive officer ("CEO") and other senior executives retirement benefits far greater than those permitted under the Company's tax-qualified pension plan. Our proposal seeks to limit excessive pension benefits by limiting the type of compensation used to calculate pension benefits under the SERP plan.

At present, U.S. tax law maintains a $220,000 limit on the level of compensation used to determine a participant's retirement benefit under a tax-qualified pension plan. Our Company has established a SERP as a complement to its tax-qualified plan in order to provide senior executives increased retirement benefits. This is accomplished by raising the level of compensation used in the pension formula to calculate retirement benefits. The SERP establishes a higher compensation level on which to calculate senior executives' pension benefits by including the executive's full salary and annual bonus in the compensation figure. The Company's 2006 proxy statement indicates that the combined salary and bonus figure was $9,249,000 for the CEO, approximately 42 times the $220,000 compensation limit in the Company's tax-qualified pension plan.

Our position is that the inclusion of an executive's annual bonus along with his or her full salary in the pension calculation is overly generous and unjustifiable. The only type of compensation used in the SERP for establishing the level of additional pension benefits should be an executive's annual salary. No variable incentive pay should be included in a senior executive's pension calculation under the SERP. The inclusion of annual bonus or incentive payments in determining increased pension benefits can dramatically increase the pension benefit afforded senior executives and has the additional undesirable effect of converting one-time incentive compensation into guaranteed lifetime pension income.

The proposal's limitation on the type of compensation that can be considered in determining senior executives' retirement benefits to only the executive's salary is a necessary and reasonable restriction on the excessiveness of supplemental retirement benefits. We urge your support for this important executive compensation reform.

YOUR DIRECTORS' POSITION

    SERP retirement benefits are part of a comprehensive compensation package used to attract and retain selected senior executives. SERPs are utilized by many large public companies, including many which compete with us for qualified senior executives. The Human Resources Committee, which is comprised entirely of independent directors, is responsible for ensuring that executive compensation is sufficient to attract, retain and reward executives in a competitive business environment.

    The Company limits participation in the SERP, and finds the SERP Plan to be a useful component of executive compensation. Any benefit provided under our SERP is offset by amounts payable under any other Company qualified or nonqualified defined benefit pension plan.

    The Board recognizes that it must perform its responsibilities in a manner that it believes to be in the best interests of the Company and its stockholders. In order to fulfill those obligations, the Board and the

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Human Resources Committee must be able to design and approve executive compensation packages that address the facts and circumstances of an individual executive's situation. Requiring the Board to adopt an arbitrary policy limiting executive retirement benefits would substantially hamper and undermine its ability to attract and retain desirable candidates.

    The Human Resources Committee continuously reviews the compensation and benefits for executives. As one of many recent changes, the Human Resources
Committee reduced the target SERP percentage to 50% for all new participants.

    The Human Resources Committee has engaged an independent consultant to assist it with periodic benchmarking within the Company's compensation peer group to ensure that our executive compensation and benefits programs are competitive with the marketplace. We believe that our SERP and other retirement benefits are consistent with market practice.

    For these reasons, your Board of Directors believes it is in the best interests of the Company and its stockholders for the Company to retain the flexibility to consider making SERP benefits part of the compensation package for any or all of its senior executives without being limited by a policy that could put the Company at a significant competitive disadvantage.

                     Your Board of Directors Recommends a
                         Vote "AGAINST" This Proposal.

                                      27


--------------------------------------------------------------------------------
Audit Committee

    The Audit Committee oversees the integrity of AT&T's financial statements, the independent auditors' qualifications and independence, the performance of the internal audit function and independent auditors, and AT&T's compliance with legal and regulatory matters. The members of the Audit Committee are Mr. Ritchey (Chairman), Mr. Aldinger, Dr. Amelio, Mr. Eby, Mr. Kelly, and
Mr. Madonna; each of whom was appointed by the Board of Directors. Mr. Kelly was appointed to the Committee in January 2007. The Board has adopted a written charter for the Audit Committee, which may be viewed on the Company's web site at www.att.com. The Audit Committee is composed entirely of independent Directors in accordance with the applicable independence standards of the New York Stock Exchange and AT&T. The Board of Directors has determined that the simultaneous service of Mr. Aldinger on the Audit Committee and the three other public company audit committees on which he now serves would not impair his ability to effectively serve on AT&T's Audit Committee.

    The Board of Directors has determined that Mr. Ritchey, Mr. Madonna, and Mr. Kelly are "audit committee financial experts" and are independent as defined in the listing standards of the New York Stock Exchange and in accordance with AT&T's additional standards. Although the Board of Directors has determined that these individuals have the requisite attributes defined under the rules of the Securities and Exchange Commission, their responsibilities are the same as those of the other Audit Committee members. They are not AT&T's auditors or accountants, do not perform "field work" and are not full-time employees. The Commission has determined that an audit committee member who is designated as an audit committee financial expert will not be deemed to be an "expert" for any purpose as a result of being identified as an audit committee financial expert. The Audit Committee is responsible for oversight of management in the preparation of AT&T's financial statements and financial disclosures. The Audit Committee relies on the information provided by management and the independent auditors. The Audit Committee does not have the duty to plan or conduct audits or to determine that AT&T's financial statements and disclosures are complete and accurate. AT&T's Audit Committee charter provides that these are the responsibility of management and the independent auditors.

..    Report of the Audit Committee

    The Audit Committee: (1) reviewed and discussed with management AT&T's audited financial statements for the year ended December 31, 2006;
(2) discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90, Audit Committee Communications;
(3) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and (4) discussed with the auditors the auditors' independence.

    Based on the review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2006, be included in AT&T's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

February 15, 2007

           The Audit Committee:

           S. Donley Ritchey, Chairman            Martin K. Eby, Jr.
           William F. Aldinger III                James P. Kelly
           Gilbert F. Amelio                      Jon C. Madonna

..    Principal Accountant Fees and Services

    Ernst & Young LLP acts as AT&T's principal auditor and also provides certain audit-related, tax and other services. The Audit Committee has established a pre-approval policy for services to be performed by Ernst & Young. Under this policy, the Audit Committee approves specific engagements when the engagements have been presented in reasonable detail to the Audit Committee before services are undertaken.

    This policy also allows for the approval of certain services in advance of the Audit Committee being presented details concerning the specific service to be undertaken. These services must meet service definitions and fee limitations previously established by the Audit Committee. Additionally, engagements exceeding $500,000 must receive advance concurrence from the Audit Committee Chairman. After an auditor is engaged under this authority, the services must be described in reasonable detail to the Audit Committee at the next meeting.

    All pre-approved services must commence, if at all, within 14 months of the approval.

    The fees for services provided by Ernst & Young (all of which were pre-approved by the Audit Committee) to AT&T in 2006 and 2005 were as follows (dollars in millions):

    . Audit Fees were $20.0 and $16.7 for 2006 and 2005, respectively. Included in this category are fees for the annual financial statement audit, quarterly financial statement reviews, audits required by Federal and state regulatory bodies, statutory audits, and comfort letters.

    . Audit-Related Fees were $0.9 and $3.1 for 2006 and 2005, respectively. These fees, which are for assurance and related services other than those included in Audit Fees, include charges for employee benefit plan audits, SAS 70 attestations, consultations concerning financial accounting and reporting standards, and audits and due diligence in conjunction with proposed or consummated acquisitions and dispositions.

    . Tax Fees were $4.4 and $1.9 for 2006 and 2005, respectively. These fees include charges for various Federal, state, local and international tax compliance and research projects, as well as tax services for AT&T employees working in foreign countries.

    . All Other Fees were less than $0.1 and $0 for 2006 and 2005, respectively. The 2006 fees were paid to assist in producing tax records for a government request.

--------------------------------------------------------------------------------
Compensation Committee

    The Human Resources Committee, composed entirely of independent, nonemployee Directors, is responsible for the compensation of our executives, including the Named Executive Officers, and overseeing our compensation practices. Its charter is available on our web site at www.att.com. None of our employees serve on this Committee. The current members of the Committee are:
Mr. Henderson (Chairman), Dr. Amelio, Mr. Blanchard, Mr. Eby, Jr., and
Ms. Upton. Mr. Blanchard joined the Committee in January 2007.

    The Committee is responsible for determining the compensation of the Chief Executive Officer and other executive officers as well as for certain other employees. It is also responsible for the administration of certain benefit plans and recommending new benefit plans to the Board when Board approval is required.

    The Committee is authorized by its charter to employ independent compensation and other consultants. It may also form and delegate authority to subcommittees of the Committee. Presently, the Committee employs CCA Strategies, an employee benefits and compensation consulting firm, to assist the Committee in evaluating executive compensation and benefits on an ongoing basis. A consultant from CCA Strategies attends all Committee meetings and provides information, research and analysis pertaining to executive compensation and benefits as requested by the Committee. CCA Strategies regularly updates the Committee on market trends and makes recommendations for establishing the market values of the top positions at our Company. Recently, CCA Strategies was acquired by JP Morgan Retirement Plan Services.

    The Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates recommended by CCA Strategies and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. The Committee believes that input from both management and the consultant provides useful information and points of view to assist the Committee in determining compensation.

    Role of Compensation Consultant The Committee with the assistance of CCA Strategies conducts an annual analysis of historic executive compensation and financial performance and establishes annual market rates. This analysis considers market data from four separate groups of companies as set forth below:

    1. a comparator group of 20 companies in the technology, telecommunications and entertainment industries selected by CCA Strategies in consultation with the Committee (in 2005, the Committee used a comparator group of 26 companies in diverse industries);

    2.  the Fortune 50, excluding financial or privately held institutions;

    3. Fortune 25 companies, excluding financial and privately held institutions; and

    4.  companies in the telecommunications and cable industries.

    This analysis includes the removal of outliers where actual compensation practice is not consistent with financial performance or is in the top quartile.

    The current comparator group is comprised as follows:

Boeing                                 IBM                                    Qwest Communications
Cisco Systems                          Intel                                  Sprint Nextel
Comcast                                Johnson Controls                       Time Warner
Dell                                   Lockheed Martin                        United Technologies
General Electric                       Microsoft                              Verizon Communications
Hewlett-Packard                        Motorola                               Walt Disney
Honeywell                              News Corp

    The analysis reviews historic compensation rates and realized compensation compared to actual and comparative financial and equity performance.

    Actual company performance with respect to growth in revenue and net operating income and total shareholder return was compared to total compensation over a five year period.

    Relative company performance was compared to the comparator group, Fortune 50, Fortune 25 and telecommunication and cable companies with respect to total compensation among these respective companies over a 5 year period to test the overall reasonableness of each separate group comparison.

    As part of the Committee's process for setting compensation each year, CCA Strategies reviews and summarizes compensation data from the annual analysis and makes recommendations for the Committee to use in determining a market rate for each element of compensation (salary, bonus, and long term compensation) for each executive officer position.

    Once the market data is collected, the consultant confers with the Chief Executive Officer as to the Company's views on the relative value of each executive officer position at the Company. The consultant then develops final market rate recommendations for the Committee for each position.

    In 2006 the Committee also reviewed a sensitivity analysis prepared by CCA Strategies that analyzed the total value of current compensation and future compensation, including:

    .   Salary
    .   Annual incentives
    .   Long term incentives
    .   Benefits and perquisites
    .   Change in control
    .   Severance

    Forecasts were developed of the value of current and future incentive plans projected under threshold, target and optimal company performance including:

    .   Stock appreciation/depreciation
    .   Revenue increase/decrease
    .   Net operating income increase/decrease
    .   Performance metrics used in incentive plans (threshold, target, maximum)

    These forecasts provide the range of potential compensation that executives could receive and permit the Compensation Committee to assess the appropriate level of incentive compensation to be awarded annually.

    The consultant presents these market rate recommendations and various studies of executive officer compensation to the Committee.

--------------------------------------------------------------------------------
Compensation Discussion and Analysis

    The Human Resources Committee's objective is to develop and maintain compensation packages most likely to attract, retain, motivate, and reward executives. Compensation programs should be sound and consistent with those of other firms of similar size with which we are likely to compete for talent to enable AT&T to employ and retain a high-quality management team.

    The Human Resources Committee has adopted the following principles for establishing the amount and form of executive compensation:

    . Maximize the alignment of executive compensation with the long-term interests of stockholders;
    . Provide competitive compensation to attract, retain and motivate executives;
    . Base both short-term bonuses and long-term compensation on performance measures;
    . Balance equity-based compensation awarded to executives with the interests of stockholders concerning dilution;
    . Establish short-term incentives with a view toward achievement of long-term corporate goals; and
    . Provide opportunities for executives to acquire and hold AT&T stock and establish minimum ownership requirements.

    The Committee believes that a competitive compensation package should offer:

    .   A competitive salary
    .   An annual incentive bonus opportunity
    .   Long-term compensation tied to company and stock performance
    .   Tax advantaged opportunities to defer compensation, and
    .   Pension and other retirement plans.

Compensation

    Summary of Compensation The Committee sets compensation levels based on the skills, experience and achievements of each executive officer, taking into account the market rates recommended by CCA Strategies and the compensation recommendations by the Chief Executive Officer, except with respect to his own position. Under this process, we establish compensation for our officers using a combination of salary, annual incentive bonus and long-term incentives. In addition, as other companies do, we provide health and pension plans and other benefits.

    Annual Base Salaries Base salaries are designed to attract, retain, motivate and reward competent, experienced executives to operate the business. We emphasize performance based compensation for executive officers, so base salaries are typically less than either target annual bonuses or long term awards. Our executive officers' salaries (other than the Chief Executive Officer) are generally targeted to the 50th percentile of the market, as adjusted for the relative value of the jobs within our Company.

    Executives with significant experience and responsibility, who consistently demonstrate exemplary performance, are typically paid more than the market rates set for their position, while less experienced executives may be paid salaries less than the market rates.

    The Committee sets Mr. Whitacre's compensation based on his employment contract, discussed on page 46, which requires his total target compensation to be at least what it was in 2001. Mr. Whitacre has been instrumental in reshaping the Company and transforming it into a market-leading global competitor, and the Committee believes he should be rewarded accordingly. At the time the employment contract was executed, the Committee determined that Mr. Whitacre should be compensated at the then 75th percentile of the market. Because of his long, sustained superior performance, the Committee still believes it is appropriate to pay Mr. Whitacre in accordance with the contract. Mr. Whitacre's salary for 2006 did not change.

    Mr. Sigman is the chief executive officer of AT&T Mobility LLC (our wireless subsidiary, formerly known as Cingular Wireless), and his salary and other 2006 compensation was set by the Cingular (now AT&T Mobility) compensation committee pursuant to his employment contract, discussed on page 47.

    Short-Term Incentives In 2006, the Committee used annual short-term incentives in the form of performance based annual cash bonuses to compensate the Named Executive Officers as well as other officers. The Committee established performance targets for executive officers using financial and/or operational goals linking compensation to our overall performance. The Committee establishes performance targets after reviewing our business plan and determining the short-term business metrics managers should focus on most in order to drive results. Because of the broad responsibilities of the Named Executive Officers, their targets are tied to Company-wide measures.

    Target bonuses for executive officers (except the Chief Executive Officer) were established by generally targeting the 62nd percentile of market for cash compensation (salary plus annual bonus) and then adjusting for the relative value of each position to determine the market rate used by the Committee. By using the 50th percentile for salaries, but the 62nd percentile for total cash compensation (salary and bonus), the Committee emphasizes performance-based compensation over salary.

    In determining target bonus amounts, the Committee also considers individual performance, level of responsibility and experience. Bonuses are paid at the Committee's discretion based on the accomplishment of company and/or business unit performance targets set at the beginning of the year and individual performance. As with his base salary, Mr. Whitacre's target bonus is set based on his contract. While his target bonus increased approximately 6% in total from the time of his contract through 2003, it has not increased since that date.

    For 2006, the financial and operational targets for short-term awards for the Named Executive Officers, except for Mr. Sigman and Mr. Dorman, were based on net income, free cash flow, customer satisfaction and customer churn (weighted 50%, 30%, 10% and 10%, respectively). Similar targets were established for non-executive officers. If the objectives are not completely met, the bonuses are reduced, or if certain minimum targets are not met, bonuses are eliminated. The Committee also provided for an extraordinary bonus payment of up to 10% of the short-term award if we achieved aggressive year-over-year revenue targets. The total payout based on financial performance is capped at 125% of the target opportunity.

    For the 2006 short-term incentive awards, the Committee determined that the Named Executive Officers had exceeded the net income target of $5,608 million. After excluding earnings resulting from the acquisition of BellSouth for the last two days of the year, we had net income of $7,332 million. Our Free Cash Flow target was $6,956 million, and after adjusting for BellSouth, our actual result was $8,013 million. We did not meet our customer satisfaction targets nor did we meet certain of the customer churn targets as a result of re-branding our businesses under the AT&T name. Under a predetermined formula for the awards, the bonuses were paid at 119% of the target for the Named Executive Officers, together with discretionary awards based on individual performance for certain officers other than the Chief Executive Officer. Because Mr. Dorman was with the Company for only one month in 2006, he received a pro-rated portion of his target award under his employment agreement.
Mr. Sigman's bonus was determined in accordance with his AT&T Mobility grant, described under his employment contract on page 47.

    While the Committee is not limited in its ability to make discretionary bonus payments, it attempts to do so in accordance with Section 162(m) of the Internal Revenue Code, which permits a company to deduct compensation over $1 million paid to the five most highly paid Named Executive Officers only if the payment is made pursuant to a performance-based award under a stockholder approved plan. At the time the Committee sets performance objectives and payout targets for short-term incentives, it also sets the maximum discretionary payment that may be made if the same performance objectives are achieved. This limit is subject to the same conditions as the target payout: if the targets are not met, then the limit is reduced or eliminated. The Committee is not obligated to make discretionary bonuses, and it uses these bonuses to reward exceptional performance. For 2006 the Committee set discretionary target limits of $15 million for Mr. Whitacre, $3.8 million for Mr. Stephenson, and $2 million for Mr. Lindner and Mr. Ellis. The actual discretionary bonuses for 2006 for these officers were well within these limits (as noted above, Mr. Whitacre received no discretionary bonus) and are set out under "Bonuses" in the Summary Compensation Table.

    Long-Term Incentives - Introduction In 2002 and before, the Company granted long-term incentives in the form of 40% performance shares and 60% stock options. A performance share is equal in value to one share of our stock and is paid out at the end of the performance period (typically three years) based on the extent to which the performance goals are met. Officers also receive dividend equivalents on the performance shares equal to the dividends on our common stock. In 2003, the previous Committee modified the mix of those elements to one-third performance shares, one-third stock options and one-third restricted stock. The performance objectives for performance shares granted in 2002 and 2003 were based on a net income target for each year in the three-year performance cycle.

    Beginning in 2004, the Committee decided to use performance shares instead of stock options or restricted stock to tie the incentive pay of executives more directly to performance and to minimize the dilution of stockholder interests to which equity-based compensation programs may contribute. The Committee continued that policy in subsequent annual grants. While stock options and time-based restricted stock link an executive's interests to those of stockholders, they do not have a performance component or measure. In addition, current accounting rules cause stock options to be dilutive in calculating earnings per share. Therefore, since 2004 the Committee has exclusively used performance shares as long-term compensation for executive officers. The value of performance shares fluctuates directly with changes in the price of our stock, which ties managers' interests directly to those of stockholders. Performance shares are paid out only to the extent that specific internal financial and/or operational objectives are achieved. No payout is made if minimum objectives are not met. Depending on the terms of the grant, payouts are made in a combination of cash and stock or in cash alone; payouts made in whole or in part in cash reduce dilution caused by the payout of stock alone.

--------------------------------------------------------------------------------
               Comparison of the Compensation Elements Used for
               Delivering Value in Long-Term Compensation Plans
--------------------------------------------------------------------------------

     2002 Long-Term                  2003 Long-Term                     2004 and Later
      Compensation                    Compensation                  Long-Term Compensation
-----------------------------------------------------------------------------------------------
..  Performance            .                                    .
   Shares (2002-2004         Performance Shares (2003-2005        Performance Shares (2004-2006
   performance period)       performance period)                  and later performance
..  Stock Options          .  Stock Options                        periods)
                          .
                             Restricted Stock (vested in 2006)

--------------------------------------------------------------------------------

    Long-Term Compensation - Awards in 2006 In 2006, the Committee granted executive officers long-term incentives in the form of performance shares for the 2006-2008 performance period. The Committee determined the total amount of long-term incentives to grant each executive officer (except the Chief Executive Officer) by generally targeting the 50th percentile of the long-term market rates and then adjusting for the relative value of each position within our Company.
Mr. Whitacre's long-term compensation was again set based on his contract.

    The Committee also decided to use return on invested capital instead of net income as the long-term performance measure for target awards for grants beginning in 2004. This performance measure is calculated by averaging over the three-year performance period (1) our annual net income before extraordinary items plus after-tax interest expense, divided by (2) the total of the average debt and average stockholder equity for the relevant year. We exclude the effects of mergers over $5 billion. Return on invested capital encourages managers to focus not only on net income, but also to ensure that the company's capital is invested effectively. We believe our targets are reasonable and in the interests of stockholders. While we expect our officers to attain these targets, there can be no assurance of their success.

    Another change made by the Committee reduced the potential payout by reducing the cap to 150% from the previous cap of 200%, beginning with the 2004 performance share grants. The chart below shows the performance share grants made by the Committee in 2006.

                   ------------------------------------------------
                   2006 Long-Term Incentive Grants by the Committee
                   ------------------------------------------------
                                                Grant Value of
                           Officer            Performance Shares
                   ------------------------------------------------
                   Edward E. Whitacre, Jr.       $22,103,216
                   Richard G. Lindner              2,866,304
                   Randall L. Stephenson           4,913,634
                   James D. Ellis                  3,992,341
                   ------------------------------------------------

    In setting Mr. Whitacre's long-term compensation, the Committee decided that 75% of his performance shares would be tied to return on invested capital (as described above), and the remaining 25% of the award would be based on the comparison of AT&T's total stockholder return (stock appreciation plus reinvestment of dividends) to relevant companies in the North American Telecom Index. We exclude from this index equipment manufacturers and companies with a market capitalization of under $5 billion, and add several cable and, beginning with the 2006 grants, satellite companies not already in the Index. The following chart shows the potential payouts based on total stockholder return:

   ------------------------------------------------------------------------------------------
   AT&T Total Stockholder Return compared to the                     Payout
       adjusted North American Telecom Index                       Percentage
   ------------------------------------------------------------------------------------------
   AT&T is the top company                                            200%
   AT&T in 75 - 99th percentile of the Index                          150%
   AT&T in 50 - 74.99th percentile of the Index                       100%
   AT&T in 25 - 49.99th percentile of the Index                        50%
   AT&T below the 25th percentile of the Index             0% (if results exceed a 20%
                                                            return, then 10% payout)
   ------------------------------------------------------------------------------------------
   In each case, the payout is reduced by 10% if AT&T's total stockholder return is negative.
   ------------------------------------------------------------------------------------------

    Long-Term Compensation - The Results for the 2004-2006 Performance Period As a preliminary matter, it is important to note that the many strategic acquisitions made over the past decade have reshaped the Company and transformed it into a premier global telecom competitor, creating value for our stockholders. These acquisitions are now coming together, and stockholders are benefiting from our dividends and recent stock price appreciation. In 2006, our stock price increased by 46% and had a total return (including the reinvestment of dividends) of 53%. The wealth of our stockholders increased by over $40 billion in market price and the payment of over $5 billion in dividends from January 1, 2006, through December 29, 2006, immediately before the closing of the BellSouth acquisition.

    With respect to the 2004-2006 performance period, the performance goals (return on invested capital) were slightly exceeded by the Named Executive Officers. In accordance with a predetermined formula, 104% of the target performance shares were distributed. The Committee also determined that for awards for the 2004-2006 performance period using the AT&T Total Stockholder Return measurement, the Company was in the top half of the index, surpassing 59% of the other companies. Mr. Whitacre received a payout of 100% of the target performance shares tied to this measurement, representing 25% of his target shares. See Total Stockholder Return chart above.

    In addition, in 2005 the Committee made two special long-term incentive grants to Mr. Whitacre in connection with two "transforming" acquisitions that were led by him: the acquisition of AT&T Wireless in late 2004 by our AT&T Mobility LLC subsidiary (owned 60% by AT&T Inc. before AT&T Inc. acquired BellSouth in 2006, making AT&T Inc. the sole owner of AT&T Mobility) and the 2005 acquisition of AT&T Corp., the former parent of the Company, allowing the Company to become an end-to-end provider for major companies in the United States and expand its global reach.

    In connection with the acquisition of AT&T Wireless, the Committee granted an incentive award to Mr. Whitacre that would be directly tied to the anticipated benefits of the acquisition. The award provided that unless our share of the cumulative pre-tax income for the 2005-2006 performance period met or exceeded the projections upon which the Board voted to proceed with the transaction, there would be no payout on the incentive award. If the results met the original projections, Mr. Whitacre would receive 50% of the target award. If the results exceeded the original projections by up to approximately $1.5 billion (representing our then 60% ownership of AT&T Mobility), he could receive up to 100% of the award. The award was capped at 100%. The achieved results, which included significant operational improvements and synergies, exceeded the amount required to realize the 100% payout.

    In addition, in connection with the acquisition of our former parent, AT&T Corp, the Committee granted Mr. Whitacre and Mr. Ellis incentive awards tied to anticipated benefits of that acquisition. The grants are for the 2006-2007 performance period. Under the awards, Mr. Whitacre and Mr. Ellis will receive no payout unless the cumulative pre-tax income of our wireline and parent operations over the performance period reach the original projections used by the Board in approving the transaction. If the original projections are met, they will receive 50% of the award. If they exceed the original projections by up to approximately $1.45 billion, they could receive up to 100% of the award. The award is capped at 100%. We are currently on track to exceed the amount required for 100% payout.

    Payouts for Mr. Sigman and a portion of the payouts for Mr. Lindner for the 2004-2006 performance period were made pursuant to awards granted by the AT&T Mobility Board in 2004. Mr. Lindner was Chief Financial Officer until mid-2004 and Mr. Sigman has been Chief Executive Officer of AT&T Mobility since 2002. Based on meeting their performance targets, they received a payout of 100% of their performance units. Because the performance units are not tied to equity, the full payout amount is shown under "Non-Equity Incentive Award Compensation" in the Summary Compensation Table. The awards are described in the Narrative Disclosure to the Summary Compensation Table and Grants Of Plan-Based Awards Table under the description of Mr. Sigman's employment contract. In addition, Mr. Sigman's 2004 grant of restricted stock units vested at the end of 2006 and was paid in cash based on the closing price of AT&T stock in February 2007.
Mr. Lindner's 2003 and 2004 grants of restricted stock units by AT&T Mobility were converted into AT&T restricted stock when he rejoined AT&T; the 2003 grant vested in 2006 and the 2004 grant will vest in 2007.

    Because Mr. Dorman was an executive officer of AT&T Corp at the time of its acquisition, his long-term incentive awards were pro-rated and paid out and his restricted stock was vested immediately after the acquisition in accordance with the acquired company's change in control plans. As a result, he earned no long-term payouts in 2006.

    Post-Retirement Benefits As with other large companies, we offer post-retirement benefits to substantially all of our employees, including each of the Named Executive Officers. AT&T also offers supplemental retirement benefits under non-qualified pension plans to officers as a retention tool. Additional information on post-retirement benefits can be found on page 56, in the narrative following the Pension Benefits table.

    Deferral Opportunities and Other Benefits We believe in order to remain competitive in the employment market, it is appropriate to offer deferral plans and other benefits. Our deferral plans provide managers with tax advantaged opportunities for savings. In addition, we use our deferral plans as a way to encourage our managers to invest in and hold AT&T stock. Our tax-qualified 401(k) plan offers substantially all employees the opportunity to defer income through a tax advantaged program, including investing in AT&T stock. We match 80% of the employee contributions with a matching contribution, limited to the first 6% of compensation.

    Our principal non-tax qualified deferral program is the Stock Purchase and Deferral Plan. Under that plan, mid-level managers and above may annually elect to defer up to 30% of their salary and annual bonus (officer level managers, including the Named Executive Officers, may contribute up to 100% of their annual bonus) into monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with a grant price equal to the fair market value of the stock when the options are issued. In addition, participants receive matching shares in AT&T stock at substantially the same matching rate as that in the 401(k) plan, unless they elect to receive their match in the 401(k) plan. Officer level employees do not receive matching shares on the contribution of their bonuses to either plan. Managers may also defer the receipt of stock awards under the Stock Purchase and Deferral Plan, but they do not receive stock options or matching contributions in connection with these deferrals.

    Managers may also defer cash compensation through the Cash Deferral Plan. Base compensation (salary and bonus) may be contributed only if a 15% contribution is made to the Stock Purchase and Deferral Plan. The Cash Deferral Plan pays interest at the Moody's Long Term Corporate Bond Yield Average, which is a common index used by companies for deferral plans. The Securities and Exchange Commission requires disclosure in the Summary Compensation Table of earnings on deferred compensation that exceed an amount set by the SEC. Our interest rate, over time, approximates the SEC rate.

    These plans as well as previous plans are described under the "Nonqualified Deferred Compensation" table.

    As a provider of telecommunications and entertainment services, we want all our employees to use our services. As a result we offer these services at reduced or at no cost to employees. Services provided to the Named Executive Officers are at no cost. We also provide various benefits to our officers that are often offered by other companies, such as financial counseling, estate planning, and the use of a car or an equivalent benefit. We pay income and employment taxes that result from these programs, other than car allowances.

    We use private aircraft in our business. It provides security to our officers and facilitates doing business while traveling. For the same reasons, we also permit limited occasional use of the aircraft for personal use with approval of the Chief Executive Officer. The officers are responsible for any applicable taxes incurred from the personal use of the aircraft. These personal and other benefits are described in the notes to the Summary Compensation Table, on page 43.

Stock Ownership Guidelines

    The Committee has established stock ownership guidelines for the Chief Executive Officer, other executive officers, and all other officer level employees. The guidelines were increased in 2005 to a minimum level of ownership of five times base salary for the Chief Executive Officer and were continued at the lesser of three times base salary or 50,000 shares for other executive officers and the lesser of one times base salary or 25,000 shares for all other officers. Newly appointed officers are expected to be in compliance with the ownership guidelines within five years of their appointments. We believe all officers subject to these guidelines are in compliance.

Limit on Deductibility of Certain Compensation

    Federal income tax law prohibits publicly held companies, such as AT&T, from deducting certain compensation paid to a Named Executive Officer that exceeds $1 million during the tax year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the stockholders, the compensation is not included in the limit. The Committee intends, to the extent feasible and where it believes it is in the best interests of AT&T and its stockholders, to attempt to qualify executive compensation as tax deductible where it does not adversely affect the Committee's development and execution of effective compensation plans. For example, to enable bonuses and long-term compensation to be deductible, the Committee makes these awards under incentive plans approved by stockholders as much as possible. Similarly, gains on stock option exercises may be deductible if granted under a stockholder approved plan since they are tied to the performance of the Company's stock price. Salaries and other compensation not tied to performance are not deductible to the extent they exceed the $1 million limit.

Policy on Restitution

    AT&T's Code of Business Conduct reaffirms the importance of high standards of business ethics. Adherence to these standards by all employees is the best way to ensure compliance and secure public confidence and support. All employees are responsible for their actions and for conducting themselves with integrity. Any failure on the part of any employee to meet any of the standards embodied in this Code of Business Conduct will be subject to disciplinary action, including dismissal.

    We reserve the right and, if appropriate, will seek restitution of any bonus, commission, or other compensation received by any employee as a result of the employee's intentional or knowing fraudulent or illegal conduct, including the making of a material misrepresentation contained in the Company's financial statements.

Employment Contracts

    We have entered into employment contracts with certain Named Executive Officers. The material provisions of these contracts are discussed in the narrative following the Grants of Plan-Based Awards Table, on page 46.

--------------------------------------------------------------------------------
Compensation Committee Report

    Although recent changes by the Securities and Exchange Commission in the proxy statement rules have substantially reduced the requirement of a report from the Human Resources Committee, the Committee continues to believe it is important to take this opportunity to express our thoughts on compensation directly to stockholders.

    In 2003, the Board of Directors adopted a number of corporate governance initiatives, including a new Code of Ethics, new Corporate Governance Guidelines and a new committee devoted to corporate governance matters and Director nominations. Previously, the Human Resources Committee had carried out many of the new committee's functions, and the Board determined to move all the members of the then Human Resources Committee to the new Corporate Governance and Nominating Committee. As a result, new members were appointed to the Human Resources Committee in March 2003.

    Upon assuming office in 2003, the current Committee undertook a comprehensive review of the executive compensation program, including the use of salaries, short-term bonuses and long-term incentive awards. The Committee, assisted by consultants, analyzed current compensation trends, studied published recommendations of respected business organizations on the subject of executive compensation, reviewed proxy statements of other companies, and compared our program to those of other leading companies. The Committee also solicited input from former members of the Committee and the Board of Directors. Because annual compensation had been set the preceding January, the new Committee first was able to affect annual compensation in January 2004.

    In 2001, the previous Committee initiated and approved an Employment Contract to retain Mr. Whitacre as the Chief Executive Officer of AT&T for a period of five years which coincided with his reaching the normal retirement age of 65. The Employment Contract was subsequently reviewed and approved by the Board of Directors, effective November 16, 2001.

    During 2004, the Committee conducted a review of the Employment Contract with the assistance of independent outside consultants. The target compensation established in 2001 was analyzed based on 2001 market data, CEO employment agreements for other telecommunication companies and then current market data. Based on this review and the competitive demand for CEOs in the telecommunications industry, the Committee determined that the 2001 target compensation levels were appropriate.

    The contract was entered into at a time when telecommunications and technology companies were, in general, performing well and in favor with investors. Equity markets were at an all-time high, which drove compensation packages. Compensation for experienced CEOs was at especially high levels. It was not clear which companies were going to emerge as "winners." Several major companies were searching for new CEOs. The Committee at the time was facing an extraordinarily competitive environment for executives with proven track records in telecommunications and technology.

    The provisions of the contract, including the post-retirement benefits and the stipulation that salary and incentive targets not be reduced, were consistent with compensation practice for long-serving and successful CEOs at the time.

    In March 2006, this Committee determined it was in the best interest of the stockholders to extend the contract to April 2008, without change, to allow the successful integration of the then completed AT&T Corp acquisition and the then pending BellSouth acquisition. Mr. Whitacre has served as CEO since 1990, an unusually long and successful tenure during which he accumulated benefits over this entire time period. The increase in his compensation for 2006 is directly a result of the increase in the stock price which rose 46% in 2006. The Committee believes that the continued employment of Mr. Whitacre was a major factor in the Company's success. We believe the Company's current position as the industry leader demonstrates that our confidence in his leadership was justified.

    The Committee also found that our compensation programs were sound and consistent with those of other companies of similar size. Our programs enabled us to attract and retain a high quality management team. An individual and business unit performance evaluation system based upon financial and non-financial objectives was in place and rigorously followed. The Committee also determined that there were opportunities to tie the incentive pay of executives more directly to performance and to minimize dilution from equity-based compensation programs.

    To make our compensation programs even more beneficial to our stockholders, the Committee implemented certain changes in the compensation program, including:

    . Replaced stock options and restricted stock with performance shares as long term compensation. Unlike options and restricted stock, performance shares are not only tied in value to the price of the stock, but allow the Committee to require attainment of performance standards as a condition of payment of the award.

    . Adopted return on invested capital as the principal long-term performance measure in lieu of net income. This change is designed to encourage managers to focus not only on net income, but also on ensuring capital is invested effectively. For the CEO, the Committee used total stockholder return as a performance measure for 25% of his award in order to measure our performance against that of other companies in the industry.

    . Replaced the Change in Control agreements with a plan that provides, among other things:

      - Payment of 2.99 times salary and target bonus upon termination of employment for officers. This change removed long term compensation from the calculation and made the 2.99 multiplier applicable to all officers, where some officers previously had a multiple of three times compensation and others had a multiple of two times compensation.
      - Provided that in a merger of the Company, the change in control is deemed to occur at closing of the transaction, not upon a stockholder vote.
      - Provided that we would only pay excise taxes (and all taxes resulting from the payment of the excise taxes) to the extent the excise taxes were incurred because of prior deferrals of income by an officer.

    . Reduced the target supplemental retirement percentage to 50% for all new participants.

    The Committee has also established a set of principles, set forth in the Compensation Discussion and Analysis on page 32, that the Committee uses in setting compensation.

    The Committee also notes that it is aware of allegations at other companies about back-dating of stock options. The Committee disapproves of such conduct and has not found any such impropriety at AT&T. The Company has strong ethical requirements of its employees, including pre-clearance of trading in AT&T stock by officers.

    The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Human Resources Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in AT&T's Annual Report on Form 10-K and Proxy Statement for filing with the Securities and Exchange Commission.

February 13, 2007

           The Human Resources Committee:

           James A. Henderson, Chairman           Martin K. Eby, Jr.
           Gilbert F. Amelio                      Patricia P. Upton
           James H. Blanchard

--------------------------------------------------------------------------------
Compensation Tables

Summary Compensation Table

   The table below contains information concerning the compensation provided to the Chairman of the Board and Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer, and the other most highly compensated executive officers of AT&T (the "Named Executive Officers").

-------------------------------------------------------------------------------------------------------------------------
                                                                                                             Change in
                                                                                                           Pension Value
                                                                                                                and
                                                                                                           Nonqualified
                                                                                              Non-Equity     Deferred
Name and                                                          Stock         Option      Incentive Plan Compensation
Principal Position              Year   Salary        Bonus      Awards/(1)/ Awards/(2)( 3)/  Compensation  Earnings/(4)/
-------------------------------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr. /(6)/   2006 $2,100,000 $        0      $46,790,044   $   62,801      $6,783,000    $ 4,529,134
Chairman and
Chief Executive Officer

Richard G. Lindner /(6)/        2006    677,833    300,000        2,932,824      141,119       1,914,050      1,656,860
Senior Executive Vice President
and Chief Financial Officer

Stanley T. Sigman               2006  1,152,500    360,000/(7)/  14,325,408    4,190,186       5,085,000      2,275,189
President and Chief
Executive Officer-Wireless

Randall L. Stephenson /(6)/     2006    946,167    400,000        6,440,549      509,395       2,023,000      4,071,367
Chief Operating Officer

James D. Ellis /(6)/            2006    819,000  1,000,000        6,767,792      398,129       1,103,130      1,028,399
Senior Executive Vice President
and General Counsel

David W. Dorman                 2006    114,167    174,534/(7)/           0            0               0     18,812,442
Retired - President
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------





Name and                           All Other
Principal Position              Compensation/(5)/    Total
-------------------------------------------------------------
Edward E. Whitacre, Jr. /(6)/     $   461,945     $60,726,924
Chairman and
Chief Executive Officer

Richard G. Lindner /(6)/              125,681       7,748,367
Senior Executive Vice President
and Chief Financial Officer

Stanley T. Sigman                   1,173,247      28,561,530
President and Chief
Executive Officer-Wireless

Randall L. Stephenson /(6)/           192,151      14,582,629
Chief Operating Officer

James D. Ellis /(6)/                  201,357      11,317,807
Senior Executive Vice President
and General Counsel

David W. Dorman                    25,608,987      44,710,130
Retired - President
-------------------------------------------------------------

1. The amounts in this column do not necessarily represent the value of the awards granted, nor are they a prediction of what will be paid to the employee. The amounts in this column represent the expense taken by the Company in 2006 for portions of stock-based awards granted in 2004, 2005 and 2006 that mature in 2006 or later. Under generally accepted accounting principles, we are required to accrue the expense of the award ratably over the period the award is earned. Under Securities and Exchange Commission rules, if the award is payable in stock, we are required to use the grant date value, which may be adjusted for performance in the case of performance shares, without including dividends or any increase in the value of the stock. In contrast, if the award is payable in cash but based on the price of AT&T stock, we are required by these rules to include in the calculation any increase in the price of AT&T stock during 2006 with respect to the accrued portion of the award as well as any dividend equivalents. Simply paying an award in the form of cash creates a significant difference in the amount included in the column for an officer. Because of the 46% increase in the price of AT&T stock during 2006, the amounts reported for awards under this column increased significantly. If the amounts related to the increase in the stock price and the dividend equivalents are excluded, the reported amounts under this column would be as follows: Mr. Whitacre--$26,638,972, Mr. Lindner--$2,094,990, Mr. Sigman--$7,629,320, Mr. Stephenson--$4,339,375,
   and Mr. Ellis--$4,606,634.

2. Assumptions used for determining the value of the option awards reported in these columns are set forth in the 2006 AT&T Annual Report to Stockholders in footnote 11, "Stock-Based Compensation," on pages 72-74. Because
   Mr. Sigman's awards were granted by AT&T Mobility, which as a partnership was required to use FAS 133 to value its awards, we have used the same value for Mr. Sigman in this column.
3. The values included in this column, except for Mr. Sigman, represent stock options acquired under the Stock Purchase and Deferral Plan, described in the narrative following the Nonqualified Deferred Compensation table.
   Mr. Sigman's amount represents the increase in value of his stock appreciation rights determined under FAS 133. The amounts were determined by AT&T Mobility, which as a partnership was required to use FAS 133.
4. Under this column, we are required to report deferred compensation earnings on salary and other incentive awards that the individual elects to defer where the earnings exceed a market rate specified by Securities and Exchange Commission rules. For the Named Executive Officers, these amounts are as follows: Mr. Whitacre--$268,019, Mr. Lindner--$88,757, Mr. Sigman--$66,009,
   Mr. Stephenson--$560, and Mr. Ellis--$124,353. All other amounts reported under this heading represent the increase in pension actuarial value.
5. This column includes personal benefits and other items shown in the table below. In valuing personal benefits, AT&T uses the incremental cost to the Company of the benefit. To determine the incremental cost of aircraft usage, we multiply the number of hours of personal flight usage by the average hourly cost of fuel, oil, maintenance and line service and add per flight fees, such as landing, ramp and hangar fees, catering, and crew travel costs. With respect to Mr. Sigman, the incremental cost of aircraft usage was determined by AT&T Mobility by multiplying the number of hours of personal flight usage by the average hourly cost of fuel, oil, maintenance and miscellaneous aircraft expenses.

---------------------------------------------------------------------------------------------------------------------------------

                                                                     Whitacre Lindner    Sigman   Stephenson  Ellis     Dorman
                                                                     -------- -------- ---------- ---------- -------- -----------
Personal Benefits
  Financial counseling (including tax preparation)                   $ 14,000 $ 14,000 $   10,380  $ 14,000  $ 14,000 $    55,680
  Estate planning                                                           0        0        492         0    11,711           0
  Auto benefits                                                        26,889   18,248     14,642    14,932    14,210       6,260
  Personal use of company aircraft                                     38,214        0    213,406    45,958    39,069      76,649
  Supplemental health insurance premiums                               10,548    9,816     10,548     9,816     9,938       6,461
  Payment of health insurance premiums for family members                   0        0          0         0         0       4,419
  Club membership                                                      24,505    7,494          0     8,355     6,141           0
  Relocation                                                                0   23,387          0         0         0           0
  Other (communications and security)                                   7,923    7,619      3,384     7,002     2,011           0
                                                                     -------- -------- ----------  --------  -------- -----------
              Total Personal Benefits                                $122,079 $ 80,564 $  252,852  $100,063  $ 97,080 $   149,469

Tax reimbursements                                                   $ 25,384 $ 12,847 $  731,000  $  9,359  $ 10,867 $14,228,673
Company matching contributions to deferral plans                      100,800   32,270    125,748    45,370    39,264           0
Life insurance premiums applicable to the employees' death benefit *  213,682        0     63,647    37,359    54,146      65,362
Severance payments                                                          0        0          0         0         0  11,165,483
                                                                     -------- -------- ----------  --------  -------- -----------
              Total                                                  $461,945 $125,681 $1,173,247  $192,151  $201,357 $25,608,987
                                                                     ======== ======== ==========  ========  ======== ===========

    *We pay recoverable premiums on company-owned split dollar life insurance that provides a specified death benefit to the named executive officer equal to a multiple of his salary as follows: Mr. Whitacre--4, Mr. Ellis--3, all other named executive officers--2, less $50,000 that is provided under the group life insurance plan. We also pay a portion of the premium for optional additional coverage equal to two times salary, except for Mr. Lindner. The policies also provide a benefit to the Company that equals or exceeds all of the premiums paid, thereby allowing the Company to recoup all of the premiums. If the policies are not fully funded upon the retirement of the officer, we continue to pay premiums until they are fully funded. Mr. Dorman did not participate in this program, but had officer-owned insurance provided by AT&T Corp.

   -----------------------------------------------------------------------------

6. Consistent with Company policy to encourage ownership of Company stock, certain of the Named Executive Officers deferred portions of their 2006 salary and/or bonus (non-equity incentive awards) into the Stock Purchase and Deferral Plan, described under "Deferral Opportunities and Other Benefits" on page 37, to make monthly purchases of Company stock in the form of stock units based on the price of the underlying AT&T stock as follows:
   Mr. Whitacre--$126,000, Mr. Lindner--$737,188, Mr. Stephenson--$1,983,563,
   and Mr. Ellis--$1,172,401. Each unit that the employee purchases is paid out in the form of a share of AT&T stock at the times elected by the employee. In addition, the officers received matching contributions and stock options based on the number of share units purchased; the value of the matching contributions is included under "All Other Compensation" and the stock option valuations are included under "Option Awards."
7. All of Mr. Dorman's bonus and $160,000 of Mr. Sigman's bonus were paid solely pursuant to their respective employment agreements.

--------------------------------------------------------------------------------
                          Grants of Plan-Based Awards

-------------------------------------------------------------------------------------------------------------------------------

                                                                                                    All Other
                                                                                                      Stock
                                   Estimated Possible Payouts Under Estimated Future Payouts Under   Awards:  All Other Option
                                   Non-Equity Incentive Plan Awards  Equity Incentive Plan Awards   Number of  Awards: Number
                                   -----------------------------------------------------------------Shares of  of Securities
                                    Thres-                           Thres-                         Stock or     Underlying
         Name           Grant Date hold ($)  Target ($) Maximum ($) hold (#) Target (#) Maximum (#) Units (#) Options/(1)/ (#)
-------------------------------------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.  1/26/06      0      5,700,000   7,125,000     0      866,453    1,407,986     -             -
                         2/15/06      -          -           -         -         -           -         -            6,841
                         6/15/06      -          -           -         -         -           -         -            3,550
Richard G. Lindner       1/26/06      0        900,000   1,125,000     0      112,360      168,540     -             -
                         2/15/06      -          -           -         -         -           -         -            9,892
                         6/15/06      -          -           -         -         -           -         -           25,867
Stanley T. Sigman        2/15/06      0      1,462,500   2,193,750     -         -           -         -             -
                          4/1/06      -          -           -         0      139,429      209,144     -             -
                          4/1/06      -          -           -         -         -           -       69,924          -
Randall L. Stephenson    1/26/06      0      1,700,000   2,125,000     0      192,616      288,924     -             -
                         2/15/06      -          -           -         -         -           -         -           19,405
                         6/15/06      -          -           -         -         -           -         -          105,081
James D. Ellis           1/26/06      0        927,000   1,158,750     0      156,501      234,752     -             -
                         2/15/06      -          -           -         -         -           -         -           17,060
                         6/15/06      -          -           -         -         -           -         -           72,109
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------



                        Exercise or  Grant Date
                        Base Price  Fair Value of
                         of Option    Stock and
                          Awards       Option
         Name            ($/Share)   Awards ($)
-------------------------------------------------
Edward E. Whitacre, Jr.     -        22,103,216
                           28.32         32,488
                           27.73         17,093
Richard G. Lindner          -         2,866,304
                           28.32         46,977
                           27.73        124,550
Stanley T. Sigman           -            -
                            -         3,707,035
                            -         1,859,092
Randall L. Stephenson       -         4,913,634
                           28.32         92,154
                           27.73        505,965
James D. Ellis              -         3,992,341
                           28.32         81,018
                           27.73        347,205
-------------------------------------------------

1. Represents options granted under the Stock Purchase and Deferral Plan, which is described under the Nonqualified Deferred Compensation table. Company matching shares issued under that plan are reported under the Nonqualified Deferred Compensation table and in "All Other Compensation" in the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Material Factors Affecting 2006 Compensation

    The Human Resources Committee uses incentive pay to focus executives on key business objectives and reward officers accordingly. Because of the importance of achieving these objectives, performance-based pay represents a larger portion of compensation compared to salary and discretionary bonuses. An executive's annual bonus and long-term performance share awards are each based on the achievement of business targets chosen by the Committee. In addition, the Committee further ties compensation to the Company's performance through stock based deferral plans offered to mid-level and above managers.

    For 2006, financial and operational targets for short-term awards ("Non-Equity Incentive Plan Awards") for the Named Executive Officers were based on net income, free cash flow, customer satisfaction and customer churn, weighted 50%, 30%, 10% and 10%, respectively. The Committee established similar targets for non-executive officers. If we did not completely meet established Company objectives, then bonuses would be reduced from the target amount, and could be eliminated if certain minimum performance targets were not met. In addition, the Committee provided for an extraordinary bonus payment of up to 10% of the short-term award if we achieved certain aggressive year-over-year revenue targets, which we did not do. The total payout based on financial performance was capped at 125% of the target opportunity.

    Performance shares, shown under "Estimated Future Payouts Under Equity Incentive Plan Awards" in the Grants of Plan-Based Awards table, above, are granted under the 2001 Incentive Plan or, beginning in 2007, under the 2006 Incentive Plan. Each performance share is equivalent in value to one share of AT&T common stock and is entitled to dividend equivalents equal to dividends on common stock. Payout of the performance shares granted to the Named Executive Officers is subject to achieving certain performance targets, based on return on invested capital, over the 2006-2008 performance period. In prior years, we have typically met the target. At the end of the performance period, the number of performance shares is adjusted for actual performance, resulting in a payout as determined by the Committee ranging from 0% to 150%, depending on the achievement of targets. At payout, the performance shares are converted into AT&T common stock and/or cash, depending on the terms of the grant. The performance shares converted to cash are each valued at the price of a share of AT&T common stock at the date of the approval of the award. The Committee also grants awards having the same terms as performance shares granted under the above plans, including in circumstances where there would be insufficient performance shares under the relevant plan available for such a grant, except that only awards granted under the above plans may be settled in stock. For all other purposes, we do not differentiate between these types of performance share awards.

    In the event of the termination of employment of a performance share recipient, unless the recipient is retirement eligible under the Pension Benefit Plan, described under the Pension Benefits table (or is age 55 or older with at least five years of service for officer level recipients), the recipient may receive no more than a pro-rata portion of the award. Payouts to retirees are not affected by a termination of employment.

    In setting Mr. Whitacre's long-term compensation, the Committee provided that 75% of his performance shares would be tied to return on invested capital as noted above, and the remaining 25% would be based on the comparison of AT&T's total stockholder return (stock appreciation plus reinvestment of dividends) to that of companies in the North American Telecom Index, excluding equipment manufacturers and companies with a market capitalization of under $5 billion, but adding several cable company competitors not in the Index. The Compensation Discussion and Analysis provides a chart, on page 35, presenting potential payouts based on total stockholder return.

Employment Contracts for Certain Executives

    Mr. Whitacre's and Mr. Sigman's compensation is determined based on their respective employment contracts, as discussed below. Pension benefits and certain other benefits the Named Executive Officers would receive upon termination of employment are described following the Pension Benefits table. Similarly, deferred amounts available to the Named Executive Officers if they terminate employment are described in the Nonqualified Deferred Compensation table.

    Mr. Whitacre's Employment Contract To retain Mr. Whitacre's availability during the integration of acquisitions of Pacific Telesis and Ameritech completed in 1997 and 1999, respectively, we entered into an employment contract with Mr. Whitacre in 2001 to act as our Chairman of the Board and Chief Executive Officer. The contract was for a five-year term ending
November 15, 2006. In March 2006, the contract's termination date was extended to April 2008 in order to allow Mr. Whitacre to oversee the integration of AT&T Corp. and BellSouth. The contract may be terminated during Mr. Whitacre's employment only upon (a) the expiration of the term of the contract, (b) his death, (c) his resignation, or (d) his termination of employment for cause.

    During the term of the employment contract, Mr. Whitacre's base salary, target bonus, and target value of long-term awards will not be less than those values in effect for calendar year 2001. The compensation at that time was set using the 75th percentile of the market, determined as described in the Compensation Discussion and Analysis on page 33. Mr. Whitacre's bonus and long-term award are not guaranteed, but are subject to attainment of performance objectives. We granted Mr. Whitacre options under the contract to acquire 2,500,000 of AT&T common shares at $39.13 per share. These options expire in 2011. Three-fifths of the options vested on the third anniversary of the contract, and the rest vested on the fifth anniversary. Following termination of employment, under his employment contract Mr. Whitacre will be entitled to receive for life (except as otherwise noted):

    .   Automobile benefits (estimated at $24,000 annually)
    . Access to our corporate aircraft, up to 10 hours of usage per month (estimated incremental monthly cost of $20,000)
    . Use of office facilities and support staff (we do not expect to incur any additional incremental cost)
    .   Home security (estimated at $6,500 annually)
    . Payment of applicable taxes resulting from these benefits, except for use of the aircraft (estimated at $19,000 annually), and
    . During his life and that of his spouse, health and welfare benefits equal to those which he received while employed. Included in these benefits are those described under "Other Post-Retirement Benefits".

    Under the contract, after he leaves our Company, Mr. Whitacre will provide consulting services and advice to us for three years in exchange for an annual fee equal to 50% of his annual salary at retirement ($1,050,000). If
Mr. Whitacre receives a change in control payment under the Change in Control Severance Plan on page 62, his employment term will immediately expire, and the consulting term will be extended by the same period the employment term was reduced. We also agreed to provide to Mr. Whitacre, during his consulting service, the same benefits he received as an employee. These benefits are the same benefits he would receive as a retiree as well as the following:

    .   Club memberships (estimated at $25,000 annually) and
    . Payment of applicable taxes resulting from these benefits (estimated at $15,600 annually).

    If we terminate Mr. Whitacre's employment without cause before the end of the term or if he is unable to perform his duties because of disability or accident, his contract entitles him to continue to receive his salary, target bonus, long-term target award, and other benefits through the end of the contract's term, as if he were still employed with us.

    Mr. Sigman's Employment Contract Mr. Sigman is Chief Executive Officer of AT&T Mobility LLC, our cellular service provider. Before the acquisition of BellSouth in 2006, AT&T Mobility, then known as Cingular Wireless LLC, was a joint venture of AT&T and BellSouth, each of which appointed half of the Directors and managers of AT&T Mobility. Each of the members of AT&T Mobility's Board of Directors was a manager of either AT&T or BellSouth. To secure
Mr. Sigman's services, AT&T Mobility entered into contracts with Mr. Sigman for his compensation, the most recent of which was entered in June 2005. His compensation was set by the Cingular Board (now AT&T Mobility Board) based upon market rates for Mr. Sigman's position, as established from market studies for similar positions at other comparable companies, discounted to take into account that AT&T Mobility was not a public company.

    Mr. Sigman's contract provides for a retention benefit in the form of a grant of restricted stock units valued at $5 million at the time of grant. Each unit was equal in value to either a share of AT&T stock (representing 60% of the units in value) or a share of BellSouth stock (representing 40% of the units in value). The units provide for dividend equivalent payments in cash. The restricted stock units vest on December 31, 2007, and are payable in cash based on the closing price of the stock on December 31, 2007. The grant is forfeited if Mr. Sigman's employment terminates prior to December 31, 2007, for any reason other than his death, disability or in the event of termination by AT&T Mobility other than for cause. If Mr. Sigman's employment had terminated due to death or disability or been terminated by AT&T Mobility other than for cause at the end of 2006, he would have been entitled to receive the retention benefit in a lump sum amount of $8,132,696. The contract also provides for an annual salary of at least $1,105,000, with a target bonus of 125% of salary and a long-term target equal to 475% of Mr. Sigman's salary. Mr. Sigman is also entitled to receive incentive payments of $675,000 in June 2005, and $160,000 in November of each of 2005, 2006 and 2007. Because he was required to move to Georgia to take the position, AT&T Mobility pays Mr. Sigman an amount equal to the Georgia state income tax and all state and Federal taxes resulting from the Georgia state tax payments, calculated at the highest marginal rate, on all Mr. Sigman's compensation subject to Georgia tax, except for the retention grant. AT&T Mobility also agreed to pay Mr. Sigman's Federal income tax on $60,000 of his annual $160,000 incentive payments. Other information regarding the contract's post-retirement provisions is discussed in connection with Pension Benefits on page 57.

    Mr. Sigman's 2006 target bonus was determined by the AT&T Mobility Board and was based on AT&T Mobility's rate of penetration (25%), average revenue per unit (25%), operating income per potential customer (25%) and branded churn (25%). AT&T Mobility met each of these targets except for average revenue per unit. He was paid a bonus of 120% of his target award based on a predetermined formula. Under his contract, he also received an incentive payment of $160,000 that is shown in the bonus column. In addition, the Committee awarded him a discretionary bonus of $200,000.

    In 2006, AT&T Mobility's Board of Directors approved long-term grants under the AT&T Mobility Long Term Compensation Plan. Mr. Sigman received AT&T and BellSouth performance stock units and restricted stock units. Each unit is equal in value to either a share of AT&T stock (representing 50% of the units in value) or a share of BellSouth stock (representing 50% of the units in value). All BellSouth units have been converted to AT&T units as a result of the acquisition of BellSouth. The units provide for dividend equivalent payments in cash. The total value of Mr. Sigman's long-term grant was based on market value as determined by market surveys of other comparable companies. Like other elements of AT&T Mobility's compensation program, the market values are targeted to the 50th percentile of comparable rates, discounted to consider that AT&T Mobility is not a public company. Payout of the performance stock units is subject to attainment of AT&T Mobility's earnings before interest and taxes return on capital ("EBIT ROC"). We believe these targets are reasonable, and expect our officers to achieve these targets although no assurance of success can be given. Payouts range from 0% to 150%, based on performance. At payout, the number of units are adjusted for performance and the resulting number of units are converted to cash based on the price of AT&T stock at payout. Restricted stock units vest on December 31, 2008, and payment is made in cash based on the closing stock prices in February 2009. Should Mr. Sigman retire, or should his employment terminate due to death or disability prior to the end of 2008, the restricted stock units and the performance stock units are pro-rated for the period of time worked during the 2006-2008 calendar years. If Mr. Sigman had retired, or his employment had terminated due to death or disability, at the end of 2006, he would have been entitled to a lump sum payment of $11,234,935, representing the pro-rated amounts of his outstanding restricted stock units and performance stock units (assuming payout at 100%).

    In 2006, Mr. Sigman, as well as Mr. Lindner, completed the performance period for performance units granted by AT&T Mobility in 2004 for the 2004 to 2006 performance period. As with the performance units granted in 2006, the performance measure for the performance units was AT&T Mobility's EBIT ROC, with a potential payout ranging from 0% to 150%. The Company met the performance measures and paid out at 100%. Mr. Sigman's 2004 grant of restricted stock units vested at the end of 2006 and was paid in cash based on the closing prices of AT&T stock in February 2007.

    Mr. Dorman's Employment Agreement Before our acquisition of AT&T Corp ("Old AT&T") in November 2005 (at that time, we were known as SBC Communications Inc.), Mr. Dorman's compensation was set by Old AT&T. At the time of the January 30, 2005, agreement to acquire Old AT&T, we also entered into an employment agreement with Mr. Dorman, then the Chairman and Chief Executive Officer of Old AT&T. Pursuant to the agreement, Mr. Dorman was elected as a Director and President of our Company at the November 18, 2005, closing of our acquisition of Old AT&T. He resigned as a Director and President in January 2006. Mr. Dorman received no compensation as a Director, but under the agreement he was entitled to an annual base salary equal to at least the amount of his annual base salary for 2005. Because of his short tenure with the Company in 2006, he received a pro-rata portion of his target bonus under his agreement. He continued to receive his annual salary of $1,370,000 until the termination of his employment.

    Upon the merger's completion, all of Mr. Dorman's options to purchase shares of Old AT&T common stock were converted into vested AT&T Inc. options, and as provided by the Old AT&T plans, will each remain exercisable for the remainder of its full term as provided by the option's terms at grant. In addition, all other Old AT&T equity-based or other long or short-term incentive awards held by Mr. Dorman were vested or paid out, as the case may be, and any performance awards were pro-rated and distributed as provided by their terms. Mr. Dorman was also eligible to participate on the same terms as peer executives of our Company and our affiliates in all of our long-term incentive plans. Because of the termination of his employment, however, no further awards were granted. Mr. Dorman was also entitled to participate in employee benefit and perquisite arrangements no less favorable than those generally applicable or made available to peer executives of our Company and, during the first six months of the term, those generally applicable or made available to Mr. Dorman before completion of the acquisition.

    Per Mr. Dorman's agreement, because he terminated his employment with us during the first six months of the agreement's term, he received payments of approximately $11,165,483. These payments represented amounts that Mr. Dorman would have been entitled to receive under any plan, agreement or program of Old AT&T (other than his Old AT&T pensions) had his employment been terminated without cause immediately after completion of the merger. The agreement also provided that he would receive:

    . Vesting and full-term exercisability (as provided by their terms) for all AT&T equity-based awards;
    . Payment of an annual annuity calculated as 60% of his final three-year average total cash compensation, less offsets from other Old AT&T pension benefit plans, which annuity equals $2,247,978 under his amended supplemental retirement arrangement with Old AT&T, with a 50% survivor annuity payable to Mr. Dorman's spouse;
    . Lifetime medical and dental benefits for him and his family on the same terms and at the same cost as such benefits would have been provided had Mr. Dorman terminated employment immediately before completion of the merger (estimated to cost $14,385 per year);
    . Health coverage that would be available under our group plans, but which is not available under the AT&T Corp. plans (estimated to cost $7,070 per year through 2007);
    . Company paid premiums for life under our supplemental health care plan (estimated cost to the Company, above required contributions from the employee, is $6,461 annually);
    . Secretarial support and office space for five years. (We lease space and provide a secretary as part of his 3-year consulting arrangement, described below. After that, we consider the space and the salary and bonus of the secretary to be personal benefits with an incremental cost to the Company estimated to be $145,000 per year).

    Pursuant to his agreement, Mr. Dorman entered into a consulting agreement with us whereby Mr. Dorman will provide consulting services, as our Board of Directors or Chief Executive Officer may reasonably request, during the three years after Mr. Dorman's termination. In consideration for providing those services, Mr. Dorman was granted 400,000 shares of our restricted stock that will vest in three equal annual installments on the first three anniversaries of the grant date. If Mr. Dorman's consulting services are terminated during the term of the consulting agreement because of his death, disability or by us other than for cause, the restrictions on the then remaining shares of restricted stock, if any, will immediately lapse. If Mr. Dorman voluntarily terminates the consulting agreement or we terminate the agreement for cause, then Mr. Dorman will forfeit any unvested shares of restricted stock.

    Mr. Dorman's agreement provides for certain post-employment obligations. Under the agreement, Mr. Dorman is restricted, during his employment and consultancy, from revealing any of our confidential information and, if we terminate Mr. Dorman's employment or consultancy for cause, for one year after such termination. In addition, for one year after termination, Mr. Dorman may not solicit for employment any of our employees and may not compete with us. Mr. Dorman also received $14,166,969 under the agreement to offset certain excise taxes under Section 4999 of the Internal Revenue Code, so that he would remain in the same after-tax position he would have been in had the excise tax not been imposed.

-----------------------------------------------------------------------------------------------------------------
                                                  Outstanding Equity Awards at December 31, 2006
-----------------------------------------------------------------------------------------------------------------
                                                          Option Awards/ (1)/
                                    ----------------------------------------------------------------------------


                                                              Equity Incentive
                                                                Plan Awards:
                                     Number of    Number of      Number of                           Number of
                                    Securities   Securities      Securities                          Shares or
                                    Underlying   Underlying      Underlying                          Units of
                                    Unexercised  Unexercised    Unexercised     Option     Option   Stock That
                                      Options      Options        Unearned     Exercise  Expiration  Have Not
               Name                 Exercisable Unexercisable     Options      Price ($)    Date    Vested /(2)/
-----------------------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.
2005-2007 Performance Share Grant        -            -              -             -         -          -
2006-2007 Performance Share Grant        -            -              -             -         -          -
2006-2008 Performance Share Grant        -            -              -             -         -          -
                                        11,250        -              -          27.1875     2/3/07      -
                                       304,500        -              -          27.5000     5/1/07      -
                                       363,640        -              -          27.8125     5/2/07      -
                                        10,450        -              -          29.1875     8/1/07      -
                                         9,458        -              -          39.3125     2/2/08      -
                                       350,000        -              -          43.0000     4/1/08      -
                                        67,334        -              -          41.3750     8/3/08      -
                                         8,752        -              -          52.5625     2/1/09      -
                                       316,500        -              -          49.7500     4/1/09      -
                                        87,731        -              -          58.8750     8/2/09      -
                                       650,000        -              -          39.2500    1/28/10      -
                                         9,883        -              -          42.1875     2/1/10      -
                                       135,605        -              -          43.6875     8/1/10      -
                                       900,000        -              -          46.6875    1/26/11      -
                                        13,173        -              -          50.5500     2/1/11      -
                                       192,641        -              -          42.0500     6/1/11      -
                                     1,200,000        -              -          39.1300   11/16/11      -
                                     1,300,000        -              -          39.1300   11/16/11      -
                                     1,200,000        -              -          35.5200    1/25/12      -
                                        25,621        -              -          36.9600     2/1/12      -
                                       208,621        -              -          33.1500     6/3/12      -
                                     1,028,143        -              -          24.4400    1/31/13      -
                                        40,487        -              -          25.2800     2/1/13      -
                                       283,498        -              -          25.8000    5/31/13      -
                                        52,935        -              -          26.4600    1/31/14      -
                                       347,065        -              -          23.7400    5/30/14      -
                                        59,199        -              -          23.9200    1/30/15      -
                                         4,425        -              -          24.0100    6/15/15
                                         -          6,841            -          28.3200    2/15/16      -
                                         -          3,550            -          27.7300    6/15/16      -
-----------------------------------------------------------------------------------------------------------------
Richard G. Lindner
2005-2007 Performance Share Grant        -            -              -             -         -          -
2006-2008 Performance Share Grant        -            -              -             -         -          -
Restricted Stock Grant vesting 2007      -            -              -             -         -        17,377
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
                                                 Stock Awards
                                    ------------------------------------------------------
                                                         Equity
                                                        Incentive      Equity Incentive
                                                      Plans Awards:     Plans Awards:
                                                        Number of      Market or Payout
                                                        Unearned           Value of
                                     Market Value     Shares, Units        Unearned
                                     of Shares or       or Other       Shares, Units or
                                    Units of Stock     Rights That       Other Rights
                                    That Have Not       Have Not        That Have Not
               Name                 Vested/ (2)/ ($) Vested /(3) (4)/  Vested /(3) /($)
-----------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.
2005-2007 Performance Share Grant         -             1,404,603/(4)/    50,214,553/(4)/
2006-2007 Performance Share Grant         -               160,000          5,720,000
2006-2008 Performance Share Grant         -             1,407,986/(4)/    50,335,504/(4)/
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -
                                          -                   -                  -

                                          -                   -                  -
                                          -                   -                  -
-----------------------------------------------------------------------------------------
Richard G. Lindner
2005-2007 Performance Share Grant         -               134,508/(4)/     4,808,661/(4)/
2006-2008 Performance Share Grant         -               168,540/(4)/     6,025,305/(4)/
Restricted Stock Grant vesting 2007    621,228                -                  -
-----------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                Outstanding Equity Awards at December 31, 2006
---------------------------------------------------------------------------------------------------------------
                                                        Option Awards/ (1)/
                                  ----------------------------------------------------------------------------


                                                            Equity Incentive
                                                              Plan Awards:
                                   Number of    Number of      Number of                           Number of
                                  Securities   Securities      Securities                          Shares or
                                  Underlying   Underlying      Underlying                          Units of
                                  Unexercised  Unexercised    Unexercised     Option     Option   Stock That
                                    Options      Options        Unearned     Exercise  Expiration  Have Not
              Name                Exercisable Unexercisable     Options      Price ($)    Date    Vested /(2)/
---------------------------------------------------------------------------------------------------------------
Richard G. Lindner (cont'd)           1,726        -               -          27.1875    2/3/07        -
                                     21,000        -               -          27.5000    5/1/07        -
                                     26,000        -               -          27.8125    5/2/07        -
                                      5,964        -               -          29.1875    8/1/07        -
                                      1,408        -               -          39.3125    2/2/08        -
                                     18,700        -               -          43.0000    4/1/08        -
                                      4,991        -               -          41.3750    8/3/08        -
                                      1,232        -               -          52.5625    2/1/09        -
                                     12,727        -               -          49.7500    4/1/09        -
                                      4,929        -               -          58.8750    8/2/09        -
                                     23,885        -               -          39.2500   1/28/10        -
                                      1,306        -               -          42.1875    2/1/10        -
                                      8,541        -               -          43.6875    8/1/10        -
                                     50,000        -               -          46.6875   1/26/11        -
                                      2,119        -               -          50.5500    2/1/11        -
                                     10,186        -               -          42.0500    6/1/11        -
                                      3,051        -               -          36.9600    2/1/12        -
                                     18,123        -               -          24.0100   6/15/15        -
                                       -          9,892            -          28.3200   2/15/16        -
                                       -         25,867            -          27.7300   6/15/16        -
---------------------------------------------------------------------------------------------------------------
Stanley T. Sigman
2005-2007 Performance Stock Units      -           -               -             -         -           -
2005-2007 Performance Stock Units      -           -               -             -         -           -
2005-2007 Restricted Stock Units       -           -               -             -         -         82,967
2005-2007 Restricted Stock Units       -           -               -             -         -        227,488
2006-2008 Performance Stock Units      -           -               -             -         -           -
2006-2008 Restricted Stock Units       -           -               -             -         -         69,924
                                     90,900        -               -          27.8125    5/2/07        -
                                     18,958        -               -          43.0000    4/1/08        -
                                      1,879        -               -          52.5625    2/1/09        -
                                     42,667        -               -          49.7500    4/1/09        -
                                      1,856        -               -          58.8750    8/2/09        -
                                    120,000        -               -          39.2500   1/28/10        -
                                      2,447        -               -          42.1875    2/1/10        -
                                      3,819        -               -          43.6875    8/1/10        -
---------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
                                              Stock Awards
                                  ----------------------------------------------------
                                                       Equity
                                                      Incentive     Equity Incentive
                                                    Plans Awards:    Plans Awards:
                                                      Number of     Market or Payout
                                                      Unearned          Value of
                                   Market Value     Shares, Units       Unearned
                                   of Shares or       or Other      Shares, Units or
                                  Units of Stock     Rights That      Other Rights
                                  That Have Not       Have Not       That Have Not
              Name                Vested/ (2)/ ($) Vested /(3) (4)/ Vested /(3) /($)
-------------------------------------------------------------------------------------
Richard G. Lindner (cont'd)             -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
-------------------------------------------------------------------------------------
Stanley T. Sigman
2005-2007 Performance Stock Units       -              248,154/(4)/    8,871,506/(4)/
2005-2007 Performance Stock Units       -              118,316         4,229,797
2005-2007 Restricted Stock Units    2,966,070               -                -
2005-2007 Restricted Stock Units    8,132,710               -                -
2006-2008 Performance Stock Units       -              139,429         4,984,587
2006-2008 Restricted Stock Units    2,499,796
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
-------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                Outstanding Equity Awards at December 31, 2006
---------------------------------------------------------------------------------------------------------------
                                                        Option Awards/ (1)/
                                  ----------------------------------------------------------------------------


                                                            Equity Incentive
                                                              Plan Awards:
                                   Number of    Number of      Number of                           Number of
                                  Securities   Securities      Securities                          Shares or
                                  Underlying   Underlying      Underlying                          Units of
                                  Unexercised  Unexercised    Unexercised     Option     Option   Stock That
                                    Options      Options        Unearned     Exercise  Expiration  Have Not
              Name                Exercisable Unexercisable     Options      Price ($)    Date    Vested /(2)/
---------------------------------------------------------------------------------------------------------------
Stanley T. Sigman (cont'd)          112,500         -              -          46.6875    1/26/11       -
                                      3,975         -              -          50.5500     2/1/11       -
                                     58,333         -              -          41.9000    4/27/11       -
                                     23,130         -              -          42.0500     6/1/11       -
                                    170,833         -              -          39.8900   11/19/11       -
                                    250,000         -              -          35.5200    1/25/12       -
                                      9,455         -              -          36.9600     2/1/12       -
                                     42,288         -              -          33.1500     6/1/12       -
                                     14,179         -              -          25.2800     2/1/13       -
---------------------------------------------------------------------------------------------------------------
Randall L. Stephenson
2005-2007 Performance Share Grant      -            -              -             -         -           -
2006-2008 Performance Share Grant      -            -              -             -         -           -
                                        486         -              -          27.1875     2/3/07       -
                                     15,840         -              -          27.5000     5/1/07       -
                                        884         -              -          29.1875     8/1/07       -
                                        472         -              -          39.3125     2/2/08       -
                                     15,000         -              -          43.0000     4/1/08       -
                                      2,296         -              -          41.3750     8/3/08       -
                                      1,206         -              -          52.5625     2/1/09       -
                                     11,467         -              -          49.7500     4/1/09       -
                                      4,471         -              -          58.8750     8/2/09       -
                                     22,846         -              -          39.2500    1/28/10       -
                                      1,233         -              -          42.1875     2/1/10       -
                                      7,519         -              -          43.6875     8/1/10       -
                                     20,313         -              -          46.6875    1/26/11       -
                                      1,541         -              -          50.5500     2/1/11       -
                                      4,877         -              -          42.0500     6/1/11       -
                                     45,560         -              -          40.6000     7/2/11       -
                                    112,500         -              -          39.8900   11/16/11       -
                                    160,000         -              -          35.5200    1/25/12       -
                                      4,413         -              -          36.9600     2/1/12       -
                                     16,748         -              -          33.1500     6/3/12       -
                                    171,429         -              -          24.4400    1/31/13       -
                                      8,842         -              -          25.2800     2/1/13       -
                                     47,083         -              -          25.8000    5/31/13       -
                                     12,400         -              -          26.4600    1/31/14       -
---------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
                                               Stock Awards
                                  -----------------------------------------------------
                                                       Equity
                                                      Incentive     Equity Incentive
                                                    Plans Awards:    Plans Awards:
                                                      Number of     Market or Payout
                                                      Unearned          Value of
                                   Market Value     Shares, Units       Unearned
                                   of Shares or       or Other      Shares, Units or
                                  Units of Stock     Rights That      Other Rights
                                  That Have Not       Have Not       That Have Not
              Name                Vested/ (2)/ ($) Vested /(3) (4)/ Vested /(3) /($)
--------------------------------------------------------------------------------------
Stanley T. Sigman (cont'd)              -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
--------------------------------------------------------------------------------------
Randall L. Stephenson
2005-2007 Performance Share Grant       -              240,192/(4)/     8,586,864/(4)/
2006-2008 Performance Share Grant       -              288,924/(4)/    10,329,033/(4)/
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
                                        -                   -                 -
--------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
                                                Outstanding Equity Awards at December 31, 2006
---------------------------------------------------------------------------------------------------------------
                                                        Option Awards/ (1)/
                                  ----------------------------------------------------------------------------


                                                            Equity Incentive
                                                              Plan Awards:
                                   Number of    Number of      Number of                           Number of
                                  Securities   Securities      Securities                          Shares or
                                  Underlying   Underlying      Underlying                          Units of
                                  Unexercised  Unexercised    Unexercised     Option     Option   Stock That
                                    Options      Options        Unearned     Exercise  Expiration  Have Not
              Name                Exercisable Unexercisable     Options      Price ($)    Date    Vested /(2)/
---------------------------------------------------------------------------------------------------------------
Randall L. Stephenson (cont'd)       32,200         -              -          23.7400    5/30/14       -
                                     16,085         -              -          23.9200    1/30/15       -
                                     89,320         -              -          24.0100    6/15/15       -
                                       -          19,405           -          28.3200    2/15/16       -
                                       -         105,081           -          27.7300    6/15/16       -
---------------------------------------------------------------------------------------------------------------
James D. Ellis
2005-2007 Performance Share Grant      -            -              -             -         -           -
2006-2007 Performance Share Grant      -            -              -             -         -           -
2006-2008 Performance Share Grant      -            -              -             -         -           -
                                      4,138         -              -          27.1875     2/3/07       -
                                     60,000         -              -          27.5000     5/1/07       -
                                     90,900         -              -          27.8125     5/2/07       -
                                     20,288         -              -          29.1875     8/1/07       -
                                      3,454         -              -          39.3125     2/2/08       -
                                     57,663         -              -          43.0000     4/1/08       -
                                     16,639         -              -          41.3750     8/3/08       -
                                      3,201         -              -          52.5625     2/1/09       -
                                     57,333         -              -          49.7500     4/1/09       -
                                     16,208         -              -          58.8750     8/2/09       -
                                    114,000         -              -          39.2500    1/28/10       -
                                      3,393         -              -          42.1875     2/1/10       -
                                     27,458         -              -          43.6875     8/1/10       -
                                    112,500         -              -          46.6875    1/26/11       -
                                      4,542         -              -          50.5500     2/1/11       -
                                     22,641         -              -          42.0500     6/1/11       -
                                    150,000         -              -          39.8900   11/16/11       -
                                    175,000         -              -          35.5200    1/25/12       -
                                      7,620         -              -          36.9600     2/1/12       -
                                     33,017         -              -          33.1500     6/3/12       -
                                    190,429         -              -          24.4400    1/31/13       -
                                     12,241         -              -          25.2800     2/1/13       -
                                     63,042         -              -          25.8000    5/31/13       -
                                     16,428         -              -          26.4600    1/31/14       -
                                     80,949         -              -          23.7400    5/30/14       -
                                     16,832         -              -          23.9200    1/30/15       -
                                     83,141         -              -          24.0100    6/15/15       -
---------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------
                                              Stock Awards
                                  ----------------------------------------------------
                                                       Equity
                                                      Incentive     Equity Incentive
                                                    Plans Awards:    Plans Awards:
                                                      Number of     Market or Payout
                                                      Unearned          Value of
                                   Market Value     Shares, Units       Unearned
                                   of Shares or       or Other      Shares, Units or
                                  Units of Stock     Rights That      Other Rights
                                  That Have Not       Have Not       That Have Not
              Name                Vested/ (2)/ ($) Vested /(3) (4)/ Vested /(3) /($)
-------------------------------------------------------------------------------------
Randall L. Stephenson (cont'd)          -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
-------------------------------------------------------------------------------------
James D. Ellis
2005-2007 Performance Share Grant       -              228,183/(4)/    8,157,542/(4)/
2006-2007 Performance Share Grant       -               40,000         1,430,000
2006-2008 Performance Share Grant       -              234,752/(4)/    8,392,366/(4)/
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
                                        -                   -                -
-------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
                                      Outstanding Equity Awards at December 31, 2006
-----------------------------------------------------------------------------------------------------
                                              Option Awards/ (1)/
                        ----------------------------------------------------------------------------


                                                  Equity Incentive
                                                    Plan Awards:
                         Number of    Number of      Number of                           Number of
                        Securities   Securities      Securities                          Shares or
                        Underlying   Underlying      Underlying                          Units of
                        Unexercised  Unexercised    Unexercised     Option     Option   Stock That
                          Options      Options        Unearned     Exercise  Expiration  Have Not
         Name           Exercisable Unexercisable     Options      Price ($)    Date    Vested /(2)/
-----------------------------------------------------------------------------------------------------
James D. Ellis (cont'd)      -         17,060            -          28.3200   2/15/16        -
                             -         72,109            -          27.7300   6/15/16        -
-----------------------------------------------------------------------------------------------------
David W. Dorman           153,356        -               -          34.7260   12/1/10        -
                          174,844        -               -          40.4468   3/15/11        -
                          116,570        -               -          39.1911    7/2/11        -
                          451,551        -               -          33.6709   2/19/12        -
                          587,017        -               -          28.6828   9/19/12        -
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------

--------------------------------------------------------------------------
                                   Stock Awards
                        ---------------------------------------------------
                                             Equity
                                            Incentive     Equity Incentive
                                          Plans Awards:    Plans Awards:
                                            Number of     Market or Payout
                                            Unearned          Value of
                         Market Value     Shares, Units       Unearned
                         of Shares or       or Other      Shares, Units or
                        Units of Stock     Rights That      Other Rights
                        That Have Not       Have Not       That Have Not
         Name           Vested/ (2)/ ($) Vested /(3) (4)/ Vested /(3) /($)
--------------------------------------------------------------------------
James D. Ellis (cont'd)       -                 -                -
                              -                 -                -
--------------------------------------------------------------------------
David W. Dorman               -                 -                -
                              -                 -                -
                              -                 -                -
                              -                 -                -
                              -                 -                -
--------------------------------------------------------------------------

1. Options in the table vest as follows (except for Mr. Dorman's):

---------------------------------------------------------------------------------------------------------
Option Expiration Date           Vesting
---------------------------------------------------------------------------------------------------------
2/3/2007, 8/1/2007, 2/2/2008,    These options are vested at issuance, but may not be exercised until
8/3/2008, 2/1/2009, 8/2/2009,    the earlier of the first anniversary of the grant or the termination of
2/1/2010, 8/1/2010, 2/1/2011,    employment of the option holder. These options are granted based upon
6/1/2011, 7/2/2011, 2/1/2012,    the amount of participation by mid level and above managers in the
6/3/2012, 2/1/2013, 5/31/2013,   Stock Purchase and Deferral Plan, described in the Narrative to the
1/31/2014, 5/30/2014, 1/30/2015, Summary Compensation Table and the Grant of Plan-Based Awards
6/15/2015, 2/15/2016, 6/15/2016  Table. These options each expire 10 years after the grant date (unless shortened by the prior termination of employment of the holder).
---------------------------------------------------------------------------------------------------------
5/1/2007, 4/1/2008, 4/1/2009,    One-third of the options in each grant vested on the yearly anniversary
1/28/2010, 1/26/2011,            of the grant. These options each expire 10 years after the grant date
11/16/2011, 1/25/2012, 1/31/2013 (unless shortened by the prior termination of employment of the holder).
---------------------------------------------------------------------------------------------------------
5/2/2007                         Options vested May 2, 2001.
---------------------------------------------------------------------------------------------------------
11/16/2011                       Three-fifths of these options vested 11/16/2004, and two-fifths vested
                                 11/16/2006.
---------------------------------------------------------------------------------------------------------

   Mr. Dorman's options each expire 10 years after the grant date. One-fourth of the options in each grant vested on the yearly anniversary of the grant, except for the options that expire 9/19/12, one-fourth of which vested on each of the first two anniversaries of the grant and the remaining one-half vested on the third anniversary.

2. Shares and values in the unvested awards columns represent restricted stock units (Mr. Sigman) or restricted stock (Mr. Lindner). Mr. Sigman's award vests on December 31 of the last year of the respective restriction period. Mr. Lindner's award vests on April 1, 2007. Any payment of restricted stock units is subject to the discretion of AT&T Mobility to cancel or reduce an award prior to payout.

3. Performance shares (including Mr. Sigman's performance stock units) in these columns are earned as of December 31 of the respective performance period set forth opposite the respective shares and values. Performance shares are paid out the following January upon approval of the Human Resources Committee.

4. The number of performance shares (and one grant of performance stock units in the case of Mr. Sigman) and related values as of December 31, 2006, represent the maximum possible award payout, not the award that was granted. We are required by SEC rules to report these amounts in this manner if the previous fiscal year's performance exceeded the target performance, even if it is by a small amount and it is highly unlikely that we will pay the maximum amount. AT&T Mobility's previous fiscal year performance did not exceed the target amounts, so we are reporting Mr. Sigman's award at target.

--------------------------------------------------------------------------------
                       Option Exercises and Stock Vested
--------------------------------------------------------------------------------

                                Option Awards           Stock Awards
                            --------------------- -------------------------
                            Number of
                             Shares               Number of
                            Acquired     Value      Shares
                               on      Realized    Acquired  Value Realized
             Name           Exercise  on Exercise on Vesting   on Vesting
    -----------------------------------------------------------------------
    Edward E. Whitacre, Jr.  310,520  $1,289,155  1,043,162   $38,377,920
    Richard G. Lindner          -         -          42,555     1,436,281
    Stanley T. Sigman        358,132   5,918,414     75,437     2,798,713
    Randall L. Stephenson      8,600      34,508    203,709     6,959,594
    James D. Ellis            78,114     211,722    167,600     6,166,010
    David W. Dorman          874,205   5,383,600      -            -
    -----------------------------------------------------------------------

--------------------------------------------------------------------------------
                               Pension Benefits
--------------------------------------------------------------------------------

                                                                  Number of   Present
                                                                    Years     Value of
                                                                  Credited  Accumulated    Payments
          Name                          Plan Name                  Service  Benefits/(1)/ During 2006
-----------------------------------------------------------------------------------------------------
Edward E. Whitacre, Jr.  Pension Benefit Plan                        43     $ 1,371,368       -
                         SRIP                                        43      61,030,051       -
                         SERP                                        43      22,265,772       -
Richard G. Lindner /(2)/ AT&T Mobility Qualified Pension             18         375,697       -
                         Pension Benefit Plan                         2         112,718       -
                         SRIP                                        21       1,743,446       -
                         SERP                                        21       2,864,788       -
Stanley T. Sigman/(3)/   AT&T Mobility Qualified Pension              4          55,873       -
                         SRIP                                        41      16,298,121       -
                         SERP                                        41       9,702,492       -
Randall L. Stephenson    Pension Benefit Plan                        24         528,312       -
                         SRIP                                        24       4,945,604       -
                         SERP                                        24       8,850,468       -
James D. Ellis           Pension Benefit Plan                        34       1,092,220       -
                         SRIP                                        34      11,481,630       -
                         SERP                                        34       3,349,328       -
David W. Dorman          AT&T Corp ("Old AT&T") Qualified Pension     6         278,140   $   15,622
                         Old AT&T Excess Plan                         6       1,398,655       78,198
                         Old AT&T Non-Qualified Pension               6       2,125,539      125,602
                         Old AT&T SERP                                6      31,470,251    1,873,315

--------------------------------------------------------------------------------
1. Pension benefits reflected in the above table were determined using the methodology and material assumptions set forth in the 2006 AT&T Annual
   Report to Stockholders in footnote 10, "Pension and Postretirement
   Benefits," on pages 66-72, except that, as required by SEC regulations, the assumed retirement age is the specified normal retirement age in the plan unless the plan provides a younger age at which benefits may be received without a discount based on age, in which case the younger age is used. For the Pension Benefit Plan, the assumed retirement age is the date a participant is at least age 55 and meets the "modified rule of 75," which requires certain combinations of age and service that total at least 75. For the AT&T Mobility and Old AT&T cash balance plans the assumed retirement age is 65. For the other plans, the assumed retirement age is the date they reach age 60 or have 30 years of service (the age at which an employee may retire without discounts for age). If they have already surpassed the earlier of these dates, then the assumed retirement age is December 31, 2006.

2. Before Mr. Lindner became Chief Financial Officer of AT&T Mobility, he was employed by AT&T and accrued a benefit under the Pension Benefit Plan. This benefit was transferred to the AT&T Mobility plan when he joined AT&T Mobility in 2001, with service credited back to his original start date at AT&T. When he transferred back to AT&T in 2004, his AT&T Mobility benefit ceased accruing pay credits, and he again participated in the Pension Benefit Plan. For the purpose of retirement eligibility, Mr. Lindner immediately received credit in the Pension Benefit Plan for all prior service upon returning to AT&T in 2004. For purposes of SERP/SRIP, all his service with AT&T Mobility and AT&T will be counted.

3. Mr. Sigman took a total distribution of his benefit in the Pension Benefit Plan when he transferred to AT&T Mobility in 2002. The distributed amount will count as an offset to his SRIP/SERP benefit.

Pension Benefits and Other Post Employment Compensation

    Qualified Pension Plan Like other large companies, we offer post-retirement benefits, in various forms, to nearly all our managers. Our Pension Benefit Plan, a "qualified pension plan" under the Internal Revenue Code, covers each of the Named Executive Officers, except for Mr. Sigman, who receives benefits under the AT&T Mobility plan. The plan's current accrual formula for individuals hired before January 1, 2007, which is referred to as the "Career Average Minimum" or "CAM" benefit, provides an annual benefit equal to the participant's average compensation (generally, base pay, commissions, and annual bonuses, but not bonuses paid to officers) for the five years ended December 31, 1999, multiplied by the number of years of service through the end of the averaging period, plus 1.6% of the participant's pension-eligible compensation thereafter. The plan includes a cash balance formula that was frozen on January 14, 2005. The cash balance formula provided an accrual equal to 5% of pension-eligible compensation plus monthly interest credits on the participant's cash balance account. The interest rate is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. Participants receive the greater of the benefit determined under the CAM formula or the frozen cash balance formula. The plan also permits participants to take the benefit in various actuarially equivalent forms, including a regular annuity or, to a limited extent, a lump sum calculated as the present value of the annuity. For individuals hired on or after January 1, 2007, the pension benefit described in the preceding sentences has been replaced by an age-graded cash balance formula.

    As an employee of AT&T Mobility, Mr. Sigman is covered by a qualified pension plan offered by AT&T Mobility. Participants in the plan are generally entitled to receive a cash balance benefit equal to the monthly basic benefit credits of 5% of the participant's compensation (generally, base pay, commissions and group incentive awards, but not individual awards) plus monthly interest credits on the participant's cash balance account. The interest rate for cash balance credits is equal to the published average annual yield for the 30-year Treasury Bond, reset quarterly as of the middle of the preceding quarter. Mr. Lindner, who was Chief Financial Officer for AT&T Mobility until 2004, has a balance in the AT&T Mobility plan but is no longer accruing benefits, although his pension benefit continues to receive monthly interest credits.

    Nonqualified Pension Plans Highly paid employees are limited by tax law in the amount of benefit they may receive under a qualified pension plan. As is customary with other large companies, we offer our officers supplemental retirement benefits as an additional retention tool. Benefits under these nonqualified pension plans are reduced by any benefits due under a qualified pension plan. These supplemental benefits are neither funded by nor are a part of the qualified pension plan. Each of the Named Executive Officers is eligible to receive these benefits. Mr. Dorman's pension is described below under "Pensions Applicable to Mr. Dorman."

    As a result of changes in the tax laws, beginning December 31, 2004, participants ceased accruing benefits based on service or compensation under the original supplemental plan, known as the Supplemental Retirement Income Plan ("SRIP"). Future benefits are earned under the 2005 Supplemental Employee Retirement Plan ("SERP"). Participants make separate distribution elections (annuity or lump sum) for benefits accrued before 2005 (under the SRIP) and for benefits accrued during and after 2005 (under the SERP). Elections for the portion of the pension that accrues in and after 2005, however, must be made when the officer first participates in the plan.

    Under the nonqualified pension plan, a target annual retirement benefit is established, stated as a percentage of a participant's annual salary and annual incentive bonus averaged over a specified averaging period described below. The percentage is increased by 0.715% for each year of actual service in excess of, or decreased by 1.43% (0.715% for midcareer hires) for each year of actual service below, 30 years of service for executive and other officers and 35 years of service for eligible senior managers. In the event the participant retires before reaching age 60, a discount of 0.5% for each month remaining until the participant attains age 60 is applied to reduce the amount payable under this plan, except for officers who have 30 years or more of service at the time of retirement.

    Currently, Mr. Whitacre, Mr. Sigman and Mr. Ellis are eligible to retire without the age discount. Benefits are reduced for any amounts they receive under the qualified pension plan. The salary and bonus used to determine their nonqualified pension amount is the average of their salaries and actual annual incentive bonuses earned during the 36-consecutive-month period, during the prior 120 months preceding retirement, that results in the highest average earnings. For Mr. Sigman and Mr. Lindner, this average includes compensation earned while at AT&T Mobility. In some cases the Human Resources Committee may require the use of the target bonus, or a portion of the actual or target bonus, if it believes the actual bonus is not appropriate. The target percentage for the Chief Executive Officer is 75%, and for other Named Executive Officers the target percentage ranges from 55% to 70%. Beginning in 2006, the target percentage is limited to 50% for all new participants.

    Participants may receive benefits as an annuity payable for the greater of the life of the participant or 10 years. In the latter case, if the participant dies within 10 years after leaving the Company, then payments for the balance of the 10 years will be paid to the participant's beneficiary. Alternatively, the participant may elect to have the annuity payable for life with 100% or 50% payable upon his death to his beneficiary for the beneficiary's life. The amounts paid under each alternative (and the lump sum alternative described below) are actuarially equivalent. As noted above, separate distribution elections are made for pre-2005 benefits and 2005 and later benefits.

    If they are at least age 55 upon termination of employment, participants may elect to receive the actuarially determined net present value of the benefit as a lump sum, rather than in the form of an annuity. Participants may also elect to defer distribution of a portion or all of their lump sum benefit. Those who elect to defer any portion must also elect the time period, not to exceed 20 years after they leave the Company, and the manner in which the lump sum will be paid. The participant is not permitted to receive more than 30% of the lump sum benefit before the third anniversary of the termination of employment, unless he or she is at least 60 years old at termination, in which case the participant may receive 100% of the lump sum benefit as early as six months after the termination of employment. Participants receiving their entire lump sum after six months from their termination must enter into a written noncompetition agreement with us and agree to forfeit and repay the lump sum if they breach that agreement. Regardless of the payment form, no benefits under the SERP are payable until six months after termination of employment.

    The nonqualified pension pays only the difference, if any, between the target amount and the total amounts payable under the Pension Benefit Plan and the AT&T Mobility qualified plan calculated as if the benefits under these plans were paid in the form of an immediate annuity for life.

    Pensions Applicable to Mr. Dorman Mr. Dorman is covered by the AT&T Corp. ("Old AT&T") Management Pension Plan, a non-contributory, cash balance pension plan. Each year Mr. Dorman's cash balance account was credited with (a) a pay credit based on his age and base pay for that year, which for Mr. Dorman was 8% for an amount up to the social security wage base and 16% thereafter, and
(b) an interest credit based on the participant's account balance as of the end of the prior year. The interest rate was 7% for 1999 and 2000, 5.5% for 2001 and 2002, and 4% thereafter. As a result of our acquisition of Old AT&T, Mr. Dorman received additional credits to his cash balance plan equal to 5% of his 2004 eligible pay multiplied by the number of whole years of service (five years for Mr. Dorman) as of the last day of the month in which the change in control occurred, plus interest until termination of employment. This additional credit will not count against payments under his SERP.

    Pension amounts that exceed Federal limitations that would otherwise be paid under the cash balance plan are restored from the general funds of Old AT&T under the terms of the Old AT&T Excess Compensation and Benefits Plan.

    Mr. Dorman is also covered by the Old AT&T Non-Qualified Pension Plan, a supplement to the Management Pension Plan. Under this plan, annual pensions for officers are computed under the preceding cash balance design, but are based on actual annual bonus awards.

    Finally, Mr. Dorman receives an annuity of $2,247,978 per year under his amended supplemental retirement arrangement with Old AT&T. Under his employment agreement with AT&T, his annuity equals 60% of his final three-year average total cash compensation, with a 50% survivor annuity payable to Mr. Dorman's spouse, reduced by payments under the other pension plans described above.

    Other Post-Retirement Benefits Named Executive Officers who retire after age 55 with at least five years of service or who are retirement eligible under the qualified pension plan using the "modified rule of 75," which permits retirement if certain combinations of age and service exceed 75, receive the following for life, subject to amendment. Benefits applicable to managers generally are omitted. Mr. Whitacre, Mr. Sigman and Mr. Ellis are currently eligible to receive these benefits at retirement (under Mr. Whitacre's contract, he will receive these benefits for life):

---------------------------------------------------------------------------------
           Personal Benefits            Payments (valued at our incremental cost)
---------------------------------------------------------------------------------
 Financial counseling                   Maximum of $14,000 per year
 Financial counseling provided in
   connection with retirement           Up to $20,000
 Estate planning                        Maximum of $25,000 over a 3 year rolling
                                          period
 Other (communications)                 Estimated $1,500 annually
 Supplemental health insurance premiums Estimated $10,548 annually, above required contributions from employee
---------------------------------------------------------------------------------

    We will pay applicable taxes resulting from the provisions of the personal benefits, except for Company paid supplemental health insurance premiums, for each retired Named Executive Officer. If the executive had retired on December 31, 2006, we would have made annual tax reimbursements for benefits paid after retirement estimated to be $15,000 for each of Mr. Whitacre, Mr. Sigman and Mr. Ellis.

    In the event of the death or termination of employment of a manager, the manager's restricted stock vests and all performance shares pay out at 100%. These are the same amounts a manager would receive in a change in control as noted on page 63.

--------------------------------------------------------------------------------
                      Nonqualified Deferred Compensation
--------------------------------------------------------------------------------

                             Executive    Registrant    Aggregate    Aggregate   Aggregate
                           Contributions Contributions Earnings in Withdrawals/  Balance at
Name                       in 2006 /(1)/ in 2006 /(2)/  2006/(3)/  Distributions  12/31/06
--------------------------------------------------------------------------------------------
  Edward E. Whitacre, Jr.   $  126,000     $100,800    $4,336,913   $ 4,394,540  $73,802,329
  Richard G. Lindner         1,091,165       32,270        70,621     1,082,028    1,650,550
  Stanley T. Sigman            843,000      125,748       523,552             0    8,080,094
  Randall L. Stephenson      1,623,563       45,370       228,232     1,480,261    6,408,624
  James D. Ellis             1,145,400       39,264     1,417,370    21,008,207   18,519,021
  David W. Dorman                    0            0             0             0            0
--------------------------------------------------------------------------------------------

 1. The amounts represent the compensation the employee earned but elected to defer. This may include the deferral of salary, discretionary bonus, short- and/or long-term incentive compensation. Of the compensation shown in the 2006 Summary Compensation Table, only salary paid in 2006 is included in the "Executive Contributions" column above. Because annual bonus (including incentive award) amounts in the Summary Compensation Table are not paid until 2007, they may not be contributed to a deferral plan before that time and are not included in the above table. Deferrals of incentive compensation include bonuses and incentives payable in 2006, but earned in prior years. The following amounts were deferred from salary in 2006:
    Mr. Whitacre--$126,000, Mr. Lindner--$201,688, Mr. Sigman--$345,750, Mr.
    Stephenson--$283,563, and Mr. Ellis--$245,401.
 2. Registrant (AT&T) Contributions that were made in 2006 are also reported under the "All Other Compensation" column of the Summary Compensation Table.
 3. Aggregate Earnings, which include interest, dividends and dividend equivalents, are included under the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column of the Summary Compensation Table only to the extent they exceed the SEC market rate, as shown in Footnote 4 to the Summary Compensation Table.

    Stock Purchase and Deferral Plan ("SPDP") Under the SPDP and its predecessor plan, mid-level and above managers may annually elect to defer up to 30% of their salary and annual bonus. Officer level managers, including the Named Executive Officers, may contribute up to 100% of their annual bonus. In addition, the Human Resources Committee may approve other contributions to the plan. These deferrals are used to make monthly purchases of AT&T stock at fair market value on a deferred basis. For each share purchased, the participant receives two stock options with an exercise price equal to the fair market value of the stock when the options are issued. For officers, options are issued on bonus contributions only up to their target bonuses. In addition, unless they receive Company matching contributions in our 401(k) plan, SPDP participants receive matching shares in AT&T stock at substantially the same matching rate as that in the 401(k) plan: 80% match for the first 6% of salary and bonus. Officer level employees do not receive matching shares on the contribution of their bonuses. Managers may also defer the receipt of stock awards in the plan, but they do not receive stock options or matching contributions in connection with these deferrals.

    Cash Deferral Plan Managers who elect at least a 15% contribution in the SPDP may also defer up to 50% (25% in the case of mid-level managers) of their salary and bonus through the Cash Deferral Plan. Officer level managers may defer 100% of their bonus. Managers may also defer any part of a distribution of performance shares paid in cash, regardless of any contribution to the SPDP. In addition, the Human Resources Committee may approve other contributions to the plan. We pay interest at the Moody's Long Term Corporate Bond Yield Average for the preceding September (the "Moody's rate"), a common index used by companies. Pursuant to the rules of the Securities and Exchange Commission, we include in the Summary Compensation Table under "Change in Pension Value and Nonqualified Deferred Compensation Earnings" any earnings on deferred compensation that exceed a rate determined in accordance with Securities and Exchange Commission rules. The Moody's Rate, over time, approximates the SEC rate.

    AT&T Mobility Cash Deferral Plan Mr. Sigman participates in the AT&T Mobility Cash Deferral Plan, a non-qualified, executive deferred compensation plan. The plan permits officers and senior managers to defer between 6% and 50% of their base pay and between 6% and 75% of their annual bonus and long-term compensation awards into the plan. The Company provides a match equal to 80% of 6% of the amount deferred by the participant. The plan also provides an additional match when participants' compensation exceeds Internal Revenue Service qualified plan limits. Benefits under the plan are unfunded. "Account balances" earn an interest rate of return based on Moody's Corporate Bond Yield Average as reported by Moody's for the month ending two months prior to the month in which participants make their annual deferral elections under the plan. This rate is reset each year. Distributions occur according to employee elections. AT&T Mobility adopted a successor plan, known as the 2005 Cash Deferral Plan, having substantially the same terms as the original plan except with respect to the timing of deferral and distribution elections. Because of the identical nature of the plans, they are treated as one plan in the table.

    Certain Named Executive Officers have also participated in deferred compensation plans that are now closed to additional contributions and are described below.

    Senior Management Deferred Compensation Plan of 1988 Eligible managers were permitted to make elections under this plan and a related plan for mid-level managers (both nonqualified plans) to defer, over four year deferral periods, between 6% and 30% of their eligible compensation. No new deferral periods could be started after 1990. Participant contributions were matched in this plan or the company's 401(k) plan at the same rate that applied under the 401(k) plan. Account balances are credited with interest at a rate, determined annually by the Company, that shall not be less than the Moody's rate. Distributions occur according to employee elections.

    Senior Management Deferred Compensation Plan Eligible managers were permitted to make elections to defer, over eight year deferral periods, between 6% and 30% of their eligible compensation to a nonqualified deferred compensation plan. This plan was started in 1984 and no new deferral periods could be started after 1987. Participant contributions were matched in this plan or the Company's 401(k) plan at the same rate that applied under the 401(k) plan. This plan provides a defined benefit, equivalent to between 14% and 15% interest, at termination of employment if the participant terminates employment after reaching age 55. If the age and service conditions are not satisfied at termination of employment, the participant's benefit is the amount contributed (including Company match) plus interest at 8%, compounded annually.

    Under the Senior Management Deferred Compensation Plan of 1988 and the Senior Management Deferred Compensation Plan, after the participant dies, an additional benefit is payable to the surviving spouse for the duration of his or her life in an amount equal to two-thirds of the participant's standard retirement benefit, beginning once the standard retirement benefit payments have ended. If the Named Executive Officers had died at the end of 2006, their surviving spouses would have been entitled to monthly benefits as follows (beginning in December 2021 or, for Mr. Lindner, in December 2024):
Mr. Whitacre--$57,171, Mr. Sigman--$24,621, Mr. Ellis--$43,093 and Mr.
Lindner--$11,165.

    Salary and Incentive Award Deferral Plan Eligible managers were permitted to make elections to participate in a nonqualified deferred compensation plan that allowed annual deferrals of up to 50% of base pay (conditioned upon deferring at least 30% of their base pay to the Company's nonqualified stock deferral plan) and up to 100% of an incentive award and any other award approved by the Human Resources Committee. No deferrals were permitted to be made after 2004. Account balances are credited with interest at a rate, determined annually by the Company, that shall not be less than the Moody's rate. Distributions occur according to employee elections.

Potential Payments upon Termination or Change in Control

    Change in Control An acquisition in our industry can take a year or more to complete, and during that time it is critical that the Company have access to its leadership. If we are in the process of being acquired, our officers may have concerns about their employment with the new company. Our Change in Control Severance Plan offers benefits so that our officers may focus on the Company's business without the distraction of searching for new employment. The Change in Control Severance Plan covers our officers, including each of the Named Executive Officers, other than Mr. Dorman. The plan became effective January 1, 2007, but for purposes of this discussion will be treated as if it was in effect on December 31, 2006. The plan replaced individual severance agreements that expired December 31, 2006.

    The Change in Control Severance Plan offers benefits to an officer who is terminated or otherwise leaves our Company for "good reason" after a change in control. These benefits include a payment equal to 2.99 times the sum of the executive's most recent salary and target bonus. Each covered officer will also be provided, at no cost to him or her, with life and health benefits, including supplemental medical, vision and dental benefits, substantially similar to those benefits provided prior to termination, for a period of three years after the executive's employment ends or until the end of the year he or she turns 65, whichever is earlier. Each covered officer will also be treated as retired for purposes of receiving financial counseling benefits. We believe that these benefits are competitive with the benefits offered by comparable companies. Retirement eligible officers are eligible for certain of these benefits as part of their post-employment benefits (see "Other Post-Retirement Benefits" following the Pension Benefits table for more information). The estimated annual incremental costs of these benefits that would have been provided if the Named Executive Officers had left for "good reason" under the plan at the end of 2006, above amounts that would have been incurred as post-retirement benefits outside of the plan, are outlined in the table below (no amounts are shown for Mr. Whitacre since he has already attained age 65):

   --------------------------------------------------------------------------
    Additional Costs of Benefits Under the Change in Control Severance Plan
   --------------------------------------------------------------------------
                          Health Benefits Life Insurance Financial Counseling
   --------------------------------------------------------------------------
    Richard G. Lindner        $27,242        $     0           $22,300
    Stanley T. Sigman           6,525         45,683                 0
    Randall L. Stephenson      27,242         45,575            22,300
    James D. Ellis              6,525         40,910                 0
   --------------------------------------------------------------------------

    "Good reason" means, in general, assignment of duties inconsistent with the executive's title or status; a substantial adverse change in the nature or status of the executive's responsibilities; a reduction in pay; or failure to pay compensation or continue benefits. The employment of our Chief Executive Officer and General Counsel is unlikely to be continued at the new company if we are acquired. For each of these executives, "good reason" also means a good faith determination by the executive within 90 days of the change in control that he or she is not able to discharge his or her duties effectively.

    Under the plan, a change in control occurs if: (a) anyone (other than one of our employee benefit plans) acquires more than 20% of AT&T's common stock,
(b) within a two-year period, the Directors at the beginning of the period (together with any new Directors elected or nominated for election by a two-thirds majority of Directors then in office who were Directors at the beginning of the period or whose election or nomination for election was previously so approved) cease to constitute a majority of the Board, (c) upon consummation of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 50% of the voting power of the surviving entity, or (d) upon our stockholders' approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company's assets.

    In addition, under the terms of performance share awards granted in 2005 and 2006 (and Mr. Lindner's restricted stock grant), if a change in control occurs under the terms of the 2001 Incentive Plan, the grants would immediately vest and become payable to the executive at 100% of their target amounts, whether or not the executive's employment was terminated. A change in control under the 2001 Incentive Plan occurs under substantially the same circumstances as those under the Change in Control Severance Plan, described in (a) through
(d) of the preceding paragraph, except that with respect to (c), a change in control is deemed to occur upon stockholder approval of a merger where AT&T Inc. is one of the merging entities and where persons other than the AT&T stockholders immediately before the merger hold more than 20% of the voting power of the surviving entity. Had a change in control occurred under the 2001 Incentive Plan at the end of 2006, the Named Executive Officers would be entitled to the following payout of the forgoing awards at the regular distribution times: Mr. Whitacre--$67,596,958, Mr. Lindner--$7,843,872 (includes the value of Mr. Lindner's restricted stock grant that would vest in the form of shares), Mr. Stephenson--$12,610,598 and Mr. Ellis--$12,463,272.

    If a change in control and termination of employment of the Named Executive Officers had occurred at the end of 2006 in accordance with the Change in Control Severance Plan, the following estimated severance payments and tax reimbursements would have been paid in a lump sum:

            -------------------------------------------------------
                     Change in Control Severance Payments
            -------------------------------------------------------
                      Name            Severance  Tax Reimbursements
            -------------------------------------------------------
             Edward E. Whitacre, Jr. $23,322,000    $20,066,404
             Richard G. Lindner        4,784,000        152,985
             Stanley T. Sigman         7,871,175              0
             Randall L. Stephenson     7,923,500        309,767
             James D. Ellis            5,232,500      4,728,907

            -------------------------------------------------------

    Other Termination Payments Upon termination of employment our officers are entitled to their accrued pensions and the distribution of their prior deferrals of earned compensation along with any earnings and appreciation on the deferred compensation. Other post retirement benefits that would be paid to the Named Executive Officers are described in the narrative following the Pension Benefits table and in the description of Mr. Whitacre's and Mr. Sigman's compensation in the Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table. Death benefits are described in the narratives for the respective plans throughout this document.

--------------------------------------------------------------------------------
Section 16(a) Beneficial Ownership Reporting Compliance

    AT&T's executive officers and Directors are required under the Securities Exchange Act of 1934 to file reports of transactions and holdings in AT&T common stock with the Securities and Exchange Commission and the New York Stock Exchange, and to file a copy of such reports with AT&T. Based solely on a review of the filed reports and written representations that no other reports are required, AT&T believes that during the preceding year all executive officers and Directors were in compliance with all filing requirements applicable to such executive officers and Directors, except for one report covering one transaction filed late by Forrest E. Miller relating to 45 shares that were inadvertently purchased by an investment manager.

--------------------------------------------------------------------------------
Other Business

    The Board of Directors is not aware of any matters that will be presented at the meeting for action on the part of stockholders other than those described in this proxy statement.

    A copy of AT&T's Annual Report to the Securities and Exchange Commission on Form 10-K for the year 2006 may be obtained without charge upon written request to AT&T Stockholder Services, 175 E. Houston, Room 7-F-8, San Antonio, Texas 78205.

    AT&T's Corporate Governance Guidelines, Code of Ethics, and Committee Charters may be viewed online at www.att.com and are also available in print to anyone who requests them.

Stockholder Proposals

    Proposals of stockholders intended for presentation at the 2008 Annual Meeting must be received by AT&T for inclusion in its Proxy Statement and form of proxy relating to that meeting by November 23, 2007. Such proposals should be sent in writing by certified mail to the Senior Vice President and Secretary of AT&T at 175 E. Houston, San Antonio, Texas 78205.

    Stockholders whose proposals are not included in the Proxy Statement but who still intend to submit a proposal at an Annual Meeting and stockholders who intend to submit nominations for Directors at an Annual Meeting are required to notify the Senior Vice President and Secretary of AT&T of their proposal or nominations and to provide certain other information not less than 90 days, nor more than 120 days, before the anniversary of the prior Annual Meeting of Stockholders, in accordance with AT&T's Bylaws. Special notice provisions apply under the Bylaws if the date of the Annual Meeting is more than 30 days before or 70 days after the anniversary date.

[back cover]



[AT&T LOGO]


AT&T INC.

175 E. Houston
P.O. Box 2933
San Antonio, TX 78299-2933


www.att.com

[recycle logo]

AT&T Inc. 2007 Annual Meeting of Stockholders                 Admission Ticket

Friday, April 27, 2007
Doors open at 8:00 a.m. Central Time
Meeting begins at 9:00 a.m. Central Time

                          Upon arrival, please present this admission ticket and
                                  photo identification at the registration desk.

Alzafar Shrine Temple
901 North Loop 1604 West, San Antonio, TX

* The Alzafar Shrine Temple is located in San Antonio on the westbound frontage road of North Loop 1604 between the Stone Oak Parkway and Blanco Road exits.

          [MAP]                                               [MAP]

+ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. +
--------------------------------------------------------------------------------

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on April 27, 2007.

The undersigned hereby appoints Edward E. Whitacre, Jr. and Richard G. Lindner, and each of them, proxies, with full power of substitution, to vote all common shares of the undersigned in AT&T Inc. at the Annual Meeting of Stockholders to be held on April 27, 2007, and at any adjournment thereof, upon all subjects that may properly come before the meeting, including the matters described in the proxy statement furnished herewith, in accordance with the directions indicated on the reverse side of this card or provided through the telephone or Internet proxy procedures, and at the discretion of the proxies on any other matters that may properly come before the meeting. If specific voting directions are not given with respect to the matters to be acted upon and the signed card is returned, the proxies will vote such shares (except for shares held in the employee benefit plans noted below) in accordance with the Directors' recommendations on the matters listed on the reverse side of this card and at the discretion of the proxies on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR each of the Director proposals (Items 1 - 3) and AGAINST each of the stockholder proposals (Items 4 - 8) listed on the reverse side of this card (each of which is described in the proxy statement). The Board of Directors knows of no other matters that are to be presented at the meeting.

Please sign below and return promptly in the enclosed envelope or, if you choose, you can submit your proxy by telephone or through the Internet.

This proxy card, when signed and returned, or your telephone or Internet proxy, will also constitute voting instructions to the (a) plan administrator for any shares held on your behalf pursuant to The DirectSERVICE Investment Program (dividend reinvestment plan) and (b) plan administrator or trustee for any shares held on your behalf under any of the following employee benefit plans: the AT&T Savings Plan, the AT&T Savings and Security Plan, the AT&T PAYSOP, the Pacific Telesis Group Employee Stock Ownership Plan, the Tax Reduction Act Stock Ownership Plan sponsored by The Southern New England Telephone Company, the AT&T Long Term Savings Plan for Management Employees, the AT&T Long Term Savings and Security Plan, the AT&T Retirement Savings and Profit Sharing Plan, the AT&T of Puerto Rico, Inc. Long Term Savings Plan for Management Employees, the AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan, the AT&T Stock Ownership Plan, Cingular Wireless 401(k) Savings Plan, BellSouth Retirement Savings Plan, and the BellSouth Savings and Security Plan. Shares in each of the foregoing employee benefit plans for which voting instructions are not received, subject to the trustees' fiduciary obligations, will be voted by the trustees in the same proportion as the shares for which voting instructions are received from other participants in each such plan. To allow sufficient time for voting by the trustees and/or administrators of the plans, your voting instructions must be received by April 24, 2007.

D Non-Voting Items
Annual Report                         Yes      Change of Address - Please print new address below.
Discontinue mailing Annual Reports    [ ]
for this account because I already
receive multiple copies at this
address.                                       __________________________________________________

E Authorized Signatures - This section must be completed for your instructions to be executed.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy)              Signature 1                              Signature 2
Please print date below.       Please keep signature within the box.    Please keep signature within the box.
[  /  /        ]               _____________________________________    _____________________________________

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - E ON BOTH SIDES OF THIS CARD.

[back of card]
[AT&T logo]                        2007 Annual Meeting Admission Ticket

                                   Electronic Voting Instructions
                                   Instead of mailing your proxy, you
                                   can vote by Internet or telephone.
                                   Available 24 hours a day, 7 days a
                                   week.

                                   VALIDATION DETAILS ARE LOCATED BELOW
                                   IN THE TITLE BAR.

                                      Vote by Internet

                                   .   Log on to the Internet and go to
                                      www.computershare.com/expressvote

                                   .   Follow the steps outlined on the
                                       secured website.

                                      Vote by telephone

                                   .   Call toll free 1-800-652-VOTE
                                       (8683) within the United States,
                                       Canada & Puerto Rico any time on
                                       a touch tone telephone. There is
                                       NO CHARGE to you for the call.

                                   .   Follow the instructions provided
                                       by the recorded message.
Using a black ink pen, mark
your votes with an X as shown
in this example. Please do
not write outside the
designated areas.              [X]

--------------------------------------------------------------------------------
Annual Meeting Proxy Card
________________________________________________________________________________

+ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. +

A Election of Directors - The Board of Directors recommends a vote FOR the listed nominees.

        1. Nominees:           For Against Abstain                                For Against Abstain
        ------------           --- ------- -------                                --- ------- -------
01 - William F. Aldinger III   [ ]   [ ]     [ ]   10 - John B. McCoy             [ ]   [ ]     [ ]
02 - Gilbert F. Amelio         [ ]   [ ]     [ ]   11 - Mary S. Metz              [ ]   [ ]     [ ]
03 - Reuben V. Anderson        [ ]   [ ]     [ ]   12 - Toni Rembe                [ ]   [ ]     [ ]
04 - James H. Blanchard        [ ]   [ ]     [ ]   13 - Joyce M. Roche            [ ]   [ ]     [ ]
05 - August A. Busch III       [ ]   [ ]     [ ]   14 - Randall L. Stephenson     [ ]   [ ]     [ ]
06 - James P. Kelly            [ ]   [ ]     [ ]   15 - Laura D'Andrea Tyson      [ ]   [ ]     [ ]
07 - Charles F. Knight         [ ]   [ ]     [ ]   16 - Patricia P. Upton         [ ]   [ ]     [ ]
08 - Jon C. Madonna            [ ]   [ ]     [ ]   17 - Edward E. Whitacre, Jr.   [ ]   [ ]     [ ]
09 - Lynn M. Martin            [ ]   [ ]     [ ]

B Director Proposals - The Board of Directors recommends a vote FOR Items 2 and
  3.

                               For Against Abstain                                For Against Abstain
                               --- ------- -------                                --- ------- -------
2.  Ratification of            [ ]    [ ]    [ ]   3.  Approval of the AT&T       [ ]    [ ]    [ ]
    appointment of                                     Severance Policy
    independent auditors

C Stockholder Proposals - The Board of Directors recommends a vote AGAINST
  Items 4 - 8.

                               For Against Abstain                                For Against Abstain
                               --- ------- -------                                --- ------- -------
4. Stockholder Proposal A      [ ]   [ ]     [ ]   7. Stockholder Proposal D      [ ]   [ ]     [ ]
5. Stockholder Proposal B      [ ]   [ ]     [ ]   8. Stockholder Proposal E      [ ]   [ ]     [ ]
6. Stockholder Proposal C      [ ]   [ ]     [ ]

[Broker Voter Instruction Form]

                                                      AT&T INC.
                                           ANNUAL MEETING OF STOCKHOLDERS
                                        TO BE HELD ON FRIDAY, APRIL 27, 2007

                                        Your vote is important. Thank you for
                                                       voting.

                                       To vote by internet

                                       1)  Read the Proxy Statement and have
                                           the voting instruction form below
                                           at hand.
                                       2)  Go to Website www.proxyvote.com
                                       3)  Follow the instructions provided on
                                           the website.

                                       To vote by Telephone

                                       1)  Read the Proxy Statement and have
                                           the voting instruction form below
                                           at hand.
                                       2)  Call 1-800-454-8683
                                       3)  Follow the instructions.

                                       To vote by Mail

                                       1)  Read the Proxy Statement.
                                       2)  Check the appropriate boxes on the
                                           voting instruction form below.
                                       3)  Sign and date the voting
                                           instruction form.
                                       4)  Return the voting instruction form
                                           in the envelope provided.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

       THIS VOTING INSTRUCTION FORM IS VALID ONLY WHEN SIGNED AND DATED.

A Election of Directors - The Board of  PLEASE "X" HERE ONLY IF YOU PLAN TO
  Directors recommends a vote FOR the   ATTEND THE MEETING AND VOTE THESE
  listed nominees.                      SHARES IN PERSON. [ ]

1. Nominees:                         For Against Abstain                              For Against Abstain
------------                         --- ------- -------                              --- ------- -------
01 - William F. Aldinger III         [ ]    [ ]    [ ]   10 - John B. McCoy           [ ]    [ ]    [ ]
02 - Gilbert F. Amelio               [ ]    [ ]    [ ]   11 - Mary S. Metz            [ ]    [ ]    [ ]
03 - Reuben V. Anderson              [ ]    [ ]    [ ]   12 - Toni Rembe              [ ]    [ ]    [ ]
04 - James H. Blanchard              [ ]    [ ]    [ ]   13 - Joyce M. Roche          [ ]    [ ]    [ ]
05 - August A. Busch III             [ ]    [ ]    [ ]   14 - Randall L. Stephenson   [ ]    [ ]    [ ]
06 - James P. Kelly                  [ ]    [ ]    [ ]   15 - Laura D'Andrea Tyson    [ ]    [ ]    [ ]
07 - Charles F. Knight               [ ]    [ ]    [ ]   16 - Patricia P. Upton       [ ]    [ ]    [ ]
08 - Jon C. Madonna                  [ ]    [ ]    [ ]   17 - Edward E. Whitacre, Jr. [ ]    [ ]    [ ]
09 - Lynn M. Martin                  [ ]    [ ]    [ ]

B Director Proposals - The Board of Directors recommends a vote FOR Items 2 and 3.

                                     For Against Abstain                              For Against Abstain
                                     --- ------- -------                              --- ------- -------
2. Ratify appointment of independent [ ]    [ ]    [ ]   3. Approve the AT&T          [ ]    [ ]    [ ]
  auditors                                                Severance Policy

C Stockholder Proposals - The Board of Directors recommends a vote AGAINST Items 4 - 8.

                                     For Against Abstain                              For Against Abstain
                                     --- ------- -------                              --- ------- -------
4. Stockholder Proposal A            [ ]    [ ]    [ ]   7. Stockholder Proposal D    [ ]    [ ]    [ ]
5. Stockholder Proposal B            [ ]    [ ]    [ ]   8. Stockholder Proposal E    [ ]    [ ]    [ ]
6. Stockholder Proposal C            [ ]    [ ]    [ ]

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.


--------------------------------------   -------------------------------------
(Signature [PLEASE SIGN ON LINE] Date)   (Signature [Joint Owners]       Date)